Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

THE J. M. SMUCKER COMPANY,

HOSTESS BRANDS, INC.

and

SSF HOLDINGS, INC.

dated as of September 10, 2023

i

Annexes

Annex I	Conditions to the Offer

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended, modified or restated, this “Agreement”), dated as of September 10, 2023, by and among The J. M. Smucker Company, an Ohio corporation (“Parent”), Hostess Brands, Inc., a Delaware corporation (the “Company”), and SSF Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) an exchange offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire (subject to the Minimum Condition) any and all of the issued and outstanding shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as soon as practicable following the Acceptance Time (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) declared that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are fair to and in the best interests of the stockholders of the Company, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Offer, upon the terms and subject to the conditions contained herein, (d) resolved, upon and subject to the terms and conditions herein, to recommend that its stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, each of the board of directors of Parent (the “Parent Board”) and Merger Sub has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger, and the issuance of Parent Common Stock (as defined below) in satisfaction of the Stock Consideration (as defined below) in the Offer and the Merger (the “Parent Stock Issuance”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL and determined that this Agreement and the transactions contemplated hereby, including the Offer, Merger and the Parent Stock Issuance, are fair to and in the best interests of the respective stockholders of Parent and Merger Sub and, in the case of the board of directors of Merger Sub, recommended the adoption of this Agreement by Parent as the sole stockholder of Merger Sub;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has executed a consent (that will be effective immediately following the execution of this Agreement) adopting this Agreement and the transactions contemplated hereby, including the Merger and the Offer, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.04.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

The Offer

Section 1.01 The Offer.

(a) Terms and Conditions. Provided that this Agreement shall not have been terminated in accordance with Article IX, as promptly as practicable after the date hereof (but in no event later than twenty (20) Business Days after the date hereof), Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for the Offer Consideration (subject to the Minimum Condition) any and all outstanding shares of Company Common Stock (subject to Section 3.01(d)); provided that neither Merger Sub nor Parent shall be deemed to be in breach of the foregoing if the Company (x) is not prepared to file with the SEC immediately following the commencement of the Offer, and to disseminate to the Company’s stockholders, the Schedule 14D-9 or (y) has not timely provided any information required to be provided by it pursuant to Sections 1.01(f) and 1.02(b). In the Offer, each share of Company Common Stock accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for (i) $30.00 in cash, without interest (the “Cash Consideration”), and (ii) 0.03002 of a share of common stock, no par value per share, of Parent (“Parent Common Stock”), without interest (the “Stock Consideration” and, together with the Cash Consideration, the “Offer Consideration”), net of any withholding of Taxes as provided in Section 3.02(g) and subject to the other provisions of this Article I. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms and conditions of the Offer as set forth in this Agreement and in Annex I (the conditions set forth in Annex I, as amended or supplemented in accordance with this Agreement, the “Offer Conditions”). The consummation of the Offer, and the obligation of Merger Sub to (and for Parent to cause Merger Sub to) accept for payment and pay for Company Common Stock tendered pursuant to the Offer (and not properly withdrawn), shall be subject only to the satisfaction or waiver (to the extent permitted under applicable Law and this Agreement) by Merger Sub, of the Offer Conditions.

(b) Waiver of Conditions; Modifications. To the extent permitted by Law, Merger Sub expressly reserves the right (in its sole discretion) to waive the Offer Conditions, to increase the Offer Consideration, or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, Merger Sub shall not (i) decrease the Offer Consideration, (ii) change the form of consideration or change the cash-stock mix payable in the Offer, (iii) reduce the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) impose conditions to the Offer that are in addition to the Offer Conditions, (vi) modify in any manner adverse to the holders of Company Common Stock any Offer Conditions or the Offer, or (vii) except as otherwise provided in Section 1.01(c), extend the Offer.

(c) Expiration and Extension of the Offer. Unless extended in accordance with the terms of this Agreement, the Offer shall expire at one minute after 11:59 PM (Eastern time), on the date that is twenty (20) Business Days following (and including the day of) the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act) (such date and time, the “Initial Expiration Date”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”). Merger Sub may extend the Expiration Date at any time with the Company’s prior written consent. Merger Sub shall (and Parent shall cause Merger Sub to):

(i) extend the Offer for any period required by any Law or rules, regulations, interpretations or positions of the SEC or its staff or NASDAQ applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Consideration), or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer and the Offer Documents or the Form S-4; or

(ii) if, as of any Expiration Date, any Offer Condition (including, without limitation, the Minimum Condition) is not satisfied and has not been waived in accordance with the terms of this Agreement, extend the Offer on one or more occasions in consecutive increments of ten (10) Business Days each (or such shorter or longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived (it being understood that, for the avoidance of doubt, the Offer may not be extended pursuant to this clause (ii) if all Offer Conditions have been satisfied or waived in accordance with the terms of this Agreement); provided, that if, as of any Expiration Date, all Offer Conditions, other than the Minimum Condition, have been satisfied or waived by Merger Sub in accordance with the terms of this Agreement, Merger Sub shall not be required to extend the Offer on more than three (3) occasions, but may elect to do so with the Company’s prior written consent;

provided, however, that, in each case, Merger Sub shall not be required to, and without the Company’s prior written consent Merger Sub shall not, extend the Offer beyond the earlier of the End Date and the termination of this Agreement in accordance with its terms. In addition, notwithstanding the satisfaction of the Minimum Condition and the satisfaction, or waiver by Merger Sub, of the other Offer Conditions, if the Company has provided to Parent a Company

Notice and requests that Merger Sub extend the Offer, Merger Sub shall extend the Offer as is necessary to ensure the Offer does not expire until two (2) Business Days after the end of the applicable Notice Period, or for such shorter period as may be agreed in writing by the Company and Merger Sub; provided, however, that, Merger Sub shall not be required to extend the Offer beyond the earlier of the End Date and the termination of this Agreement in accordance with its terms. Nothing in this Section 1.01(c) shall be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX.

(d) Termination of the Offer. Merger Sub shall not terminate the Offer prior to its Expiration Date (as it may be extended and re-extended in accordance with Section 1.01(c)) without the prior written consent of the Company, except if this Agreement has been terminated in accordance with Article IX. If this Agreement is terminated in accordance with Article IX, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated by Merger Sub, Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with Law, all tendered shares of Company Common Stock to the registered holders thereof and Merger Sub shall not (and Parent shall cause Merger Sub not to) accept any shares of Company Common Stock pursuant to the Offer.

(e) Payment for Company Common Stock. On the terms set forth in this Agreement and subject only to the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably accept for payment all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Rule 14e-1(c) promulgated under the Exchange Act) after the Expiration Date (the time of such acceptance, the “Acceptance Time”) and promptly after the Acceptance Time pay for such shares; provided, however, that without the prior written consent of the Company (in its sole discretion), Merger Sub shall not accept for payment, and pay for, any shares of Company Common Stock if, as a result, Merger Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds and shares of Parent Common Stock necessary to pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept in the Offer and purchase pursuant to the Offer and this Agreement. The Offer Consideration payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the holder thereof in cash and shares of Parent Common Stock, as applicable, without interest, and net of applicable withholding of Taxes as provided in Section 3.02(g).

(f) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the date of the commencement of the Offer in accordance with Section 1.01(a), Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the

“Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement, any schedule or form required to be filed pursuant to the Instructions to Schedule TO and any other customary ancillary documents with respect to the Offer (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Merger Sub shall provide guaranteed delivery procedures for the tender of shares of Company Common Stock in the Offer; provided, however, for purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall include for purposes of its determination thereof shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures (and such shares of Company Common Stock shall be deemed to be validly tendered) if and only if shares of Company Common Stock subject to such guarantees have been “received” (as defined in Section 251(h) of the DGCL) by the “depository” (as defined in Section 251(h) of the DGCL) as of the Expiration Date. Parent and Merger Sub agree to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by federal securities Laws, including the Exchange Act.

(ii) Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with any amendments, supplements and exhibits thereto, the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) Parent and Merger Sub shall cause the Offer Documents and the Form S-4 to (A) comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and (B) as of the date first filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty or covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Form S-4. The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company, the Company Subsidiaries, and the stockholders, directors and officers of the Company that is required by applicable Law or is reasonably requested by Parent to be included in the Schedule TO, the Form S-4 or the Offer Documents. Such information and assistance shall include, if requested by Parent or Merger Sub, the provision of such financial statements or other information of the Company and the Company Subsidiaries that are required to be included or incorporated by reference into the Form S-4, and the Company shall use reasonable best efforts to cause its auditors (and any other current or former auditors of the Company or any Company Subsidiary, as the case may be) to deliver any required consents in respect of any financial statements of the Company or any Company Subsidiary, as the case may be, to be included or incorporated by reference into the Form S-4. The Company hereby consents to the inclusion or incorporation by reference into the Form S-4 of any financial statements or other information relating to the Company or any Company Subsidiary required to be included or incorporated by reference therein. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents or the Form S-4, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law, and Parent and Merger Sub agree to cause the Offer Documents or the Form S-4, as applicable, as so corrected, to be filed with the SEC and disseminated to holders of Company Common Stock, in each case, as and to the extent required by Law, or by the SEC or its staff or NASDAQ. Parent shall use reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing and (B) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. Other than in the case of an Adverse Recommendation Change (or at any time thereafter), the Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Form S-4 and the Offer Documents before they are filed with the SEC (including any amendment or supplement thereto or any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to each filing thereof with the SEC, and Parent and Merger Sub shall consider in good faith any comments from the Company and its counsel. In addition, other than in the case of an Adverse Recommendation Change (or at any time thereafter), Parent and Merger Sub shall provide in writing to the Company and its counsel any written comments or other material written communications (and shall orally describe any oral comments or other material oral communication), that Parent and Merger Sub or their counsel may receive from time to time from the SEC or its staff or any other Governmental Entity with respect to the Schedule TO, the Form S-4 or the Offer Documents promptly after receipt, and any written or oral responses thereto. Other than in the case of an Adverse Recommendation Change (or at any time thereafter), the Company and its counsel shall be given a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Entity or its staff, including a reasonable opportunity to review and comment on any such responses, which comments Parent and Merger Sub shall consider in good faith. Parent and Merger Sub shall use commercially reasonable efforts to respond promptly to any such comments.

(g) No Fractional Shares. No fractional shares of Parent Common Stock, and no certificate, receipt or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent (with 0.5 of a cent being rounded upward).

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date that the Offer Documents are filed with the SEC (provided that in the event the Schedule TO is filed prior to the date that is twenty (20) Business Days after the date hereof, on or after the date of such filing, but in no event later than twenty (20) Business Days after the date hereof), the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on

Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.03, contain the Company Recommendation and include the notice and other information required by Section 262(d)(2) of the DGCL. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of Company Common Stock, as and to the extent required by federal securities Laws, including the Exchange Act. The Company shall cause the Schedule 14D-9 to (i) comply in all material respects with applicable requirements of the Exchange Act and (ii) as of the date first filed with the SEC and on the date first published, sent or given to the holders of Company Common Stock, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty or covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub that is required by applicable Law or is reasonably requested by the Company to be included in the Schedule 14D-9. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Company Common Stock, in each case, as and to the extent required by Law, or by the SEC or its staff or NASDAQ. Other than in the case of an Adverse Recommendation Change (and except for a filing on Schedule 14D-9 to disclose an Adverse Recommendation Change made in compliance with Section 6.03), Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC (including any amendment or supplement thereto or any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to each filing thereof with the SEC, and the Company shall consider in good faith any comments from Parent, Merger Sub or their counsel. In addition, other than in the case of an Adverse Recommendation Change (and except for comments or communications relating to a filing on Schedule 14D-9 to disclose an Adverse Recommendation Change made in compliance with Section 6.03), the Company shall provide in writing to Parent, Merger Sub and their counsel any written comments or other material written communications (and shall orally describe any oral comments or other material oral communication), that the Company or its counsel may receive from time to time from the SEC or its staff or any other Governmental Entity with respect to the Schedule 14D-9 promptly after receipt, and any written or oral responses thereto. Prior to an Adverse Recommendation Change (and except for responses relating to a filing on Schedule 14D-9 to disclose an Adverse Recommendation Change made in compliance with Section 6.03), Parent, Merger Sub and their counsel shall be given a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Entity or its staff, including a reasonable opportunity to review and comment on any such responses, which comments the Company shall consider in good faith. The Company shall use commercially reasonable efforts to respond promptly to any such comments.

(b) Company Information. In connection with the Offer, from time to time as reasonably requested by Parent, Merger Sub or their agents, the Company shall, or shall cause its transfer agent to, promptly (and in any event no later than five (5) Business Days after the date hereof) furnish to Merger Sub and Parent a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions) and such other assistance as Parent, Merger Sub or their agents may reasonably request in writing for the purpose of disseminating the Offer to the holders of Company Common Stock. Subject to applicable Law, except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement (provided, for the avoidance of doubt, that the Company consents to the use by Parent and Merger Sub of such information as is necessary to disseminate the Offer to the holders of Company Common Stock, and acknowledges that such use does not constitute a breach of any provision of the Confidentiality Agreement), and (ii) use such information only in connection with the Offer and the Merger.

(c) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the shares of Company Common Stock accepted for payment by Merger Sub effective immediately after the Acceptance Time.

ARTICLE II

The Merger

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Company shall become a direct wholly owned subsidiary of Parent. The Merger shall be effected as soon as practicable following (but in any event on the same date as) the Acceptance Time, pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, powers, privileges, immunities and franchises as provided under the DGCL.

Section 2.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue New York, NY 10178 (or remotely via the electronic exchange of Closing deliveries) as soon as practicable following (but in any event on the same date as) the Acceptance Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03 Effective Time. Concurrently with the Closing, the parties shall cause a certificate of merger in a form and substance reasonably acceptable to the Company and Parent (the “Certificate of Merger”) to be executed, acknowledged and filed with the Delaware Secretary in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to consummate the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 2.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.05(a). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.05(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

Section 2.06 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock or shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”):

(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Stock. Each share of Company Common Stock (i) that is owned both at the commencement of the Offer and immediately prior to the Effective Time by Parent or Merger Sub, (ii) is owned immediately prior to the Effective Time by the Company as treasury stock, or (iii) is the subject of and irrevocably accepted for purchase in the Offer, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Sections 3.02 and 3.03, each share of Company Common Stock (i) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) or converted in accordance with Section 3.01(c)(ii)) shall be converted into the right to receive the Offer Consideration, without interest (the “Merger Consideration”) and net of any withholding of Taxes as provided in Section 3.02(g), and all such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (subject to the right to receive, pursuant to Section 3.01(e), cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.01(c) (the “Fractional Share Payout”)), together with the amounts, if any, payable pursuant to Section 3.02(i); and (ii) held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Adjustments to the Offer Consideration and Merger Consideration. Without limiting the restrictions set forth in Section 6.01 or Section 6.04, if between the date of this Agreement and the Effective Time (i) the outstanding shares of Company Common Stock or (ii) the outstanding shares of Parent Common Stock, in each case, shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares, or any similar event shall have occurred, or a stock dividend or stock distribution thereon shall be declared with a record date within such period, then the Offer Consideration and the Merger Consideration will be appropriately and equitably adjusted, without duplication, to reflect such change.

(e) No Fractional Shares. No fractional shares of Parent Common Stock, and no certificate, receipt or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or non-certificated shares of Company Common Stock represented by book-entry, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and non-certificated shares of Company Common Stock represented by book-entry delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest cent.

Section 3.02 Exchange of Certificates; Exchange Fund.

(a) Exchange Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, (i) appoint a bank or trust company, reasonably acceptable to the Company, to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and any amounts payable pursuant to Section 3.02(i) and (ii) enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent on terms and conditions that are reasonably acceptable to the Company and Parent. Immediately prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of Company Common Stock, for payment in accordance with this Article III through the Exchange Agent, (i) Parent Common Stock issuable pursuant to Section 3.01(c) in book-entry form equal to the aggregate Parent Common Stock portion of the Merger Consideration (assuming no Fractional Share Payout) and (ii) cash constituting an amount equal to the aggregate cash portion of the Merger Consideration, including the Fractional Share Payout, payable pursuant to Section 3.01(c)(i). On the payment date of any dividend or distribution with respect to Parent Common Stock with a record date after the Effective Time and a payment date prior to the surrender of any applicable unsurrendered Certificates or shares of Company Common Stock held in book-entry form, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the applicable holders of Company Common Stock, for payment in accordance with this Article III through the Exchange Agent, the aggregate dividend or distribution amounts payable pursuant to Section 3.02(i). All such cash, evidence of book-entry shares of Parent Common Stock, and other amounts payable pursuant to Section 3.02(i) deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.” The Exchange Agent shall (and Parent shall cause Exchange Agent to) deliver and make payments of the Merger Consideration to the holders of Company Common Stock in accordance with the terms of this Agreement and the Exchange Agent Agreement.

(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock represented by a certificate (the “Certificates”) or of non-certificated shares of Company Common Stock represented by book-entry, in each case, which shares of Company Common Stock were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement, a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify (subject to the Company’s reasonable approval), together with instructions thereto).

(c) Merger Consideration Received in Connection with Exchange. With respect to each share of Company Common Stock that has been converted into the right to receive the Merger Consideration, upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation (or an Affidavit of Loss in lieu of a Certificate and compliance with Section 3.02(h), as applicable) to the Exchange Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.01(c)(i), including cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted into the right to receive pursuant Section 3.01(c), and any amounts, if any, payable pursuant to Section 3.02(i). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate (or an Affidavit of Loss in lieu of a Certificate and compliance with Section 3.02(h), as applicable) representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer or other similar Taxes have been paid. Until surrendered as contemplated by this Section 3.02(c), each such share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon and net of any withholding of Taxes as provided in Section 3.02(g), that the holders of such shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 3.01(c)(i), including cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted into the right to receive pursuant Section 3.01(c), and any amounts, if any, payable pursuant to Section 3.02(i). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or an Affidavit of Loss in lieu of a Certificate and compliance with Section 3.02(h), as applicable), or shares of Company Common Stock held in book-entry form.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock, including cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted into the right to receive pursuant Section 3.01(c), and any amounts, if any, payable pursuant to Section 3.02(i), shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 3.02(e), if, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(e) No Liability. Any portion of the Exchange Fund (including any interest received with respect thereto and any shares of Parent Common Stock) made available to the Exchange Agent that remains unclaimed by the holders of Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) twelve (12) months after the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates formerly representing shares of Company Common

Stock (or shares of Company Common Stock held in book-entry form) for the Merger Consideration in accordance with Section 3.02(c) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and net of applicable withholding of Taxes as provided in Section 3.02(g), including the Fractional Share Payout payable pursuant to Section 3.01(c)(i), and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.02(i), in respect of such holder’s surrender of their Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form); provided, that none of the Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund if and as directed by Parent; provided, that such funds shall be invested only in obligations of or guaranteed by the United States of America, obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. To the extent that there are any losses with respect to any investments of the funds deposited with the Exchange Agent, or the funds shall for any other reason (including Dissenting Shares losing their status as such and additional cash being required to pay the Fractional Share Payout) not be sufficient for the Exchange Agent to make prompt payment of the Merger Consideration or the amounts payable pursuant to Section 3.02(i), upon demand by the Exchange Agent, Parent shall promptly reimburse any such loss or otherwise provide additional funds so as to ensure that the funds are at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by Section 3.01(c)(i) and Section 3.02(i) that remain unpaid.

(g) Withholding Rights. Notwithstanding any other provision of this Agreement, any Person (or their agent) required to make payments under this Agreement shall be entitled to deduct and withhold from any such payment (including a payment of the consideration otherwise payable to any holder of Company Common Stock or any holder of an award described in Section 3.04) such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law; provided, however, that there shall be no withholding on account of U.S. federal income tax provided that the recipient provides a properly completed and executed IRS Form W-9 claiming a complete exemption from backup withholding, except as a result of a change in Law after the date of this Agreement or if the payment is in the nature of compensation for services by a current or former employee. Amounts so deducted or withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(h) Lost Certificates. Notwithstanding anything herein to the contrary, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (an “Affidavit of Loss”), the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement, including the Fractional Share Payout payable pursuant to Section 3.01(c)(i), and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.02(i); provided, however, that Merger Sub may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver an indemnity and a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(i) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time and a payment date prior to the surrender of any applicable unsurrendered Certificates or shares of Company Common Stock held in book-entry form shall be paid to the holder of any unsurrendered Certificate or shares of Company Common Stock held in book-entry form with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or an Affidavit of Loss in lieu of a Certificate and compliance with Section 3.02(h), as applicable) or shares of Company Common Stock held in book-entry form in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or an Affidavit of Loss in lieu of a Certificate and compliance with Section 3.02(h), as applicable) or shares of Company Common Stock held in book-entry form there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.03 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected and not lost or properly withdrawn a demand for appraisal rights under, and has otherwise complied with, Section 262 of the DGCL with respect to such shares (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, including the Fractional Share Payout payable pursuant to Section 3.01(c)(i) and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.02(i). At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal under the DGCL (whether occurring before, at or after the Effective Time) with respect to such Dissenting Shares, such Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, including the Fractional Share Payout payable pursuant to Section 3.01(c)(i), and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.02(i), without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.04 Company Stock Awards; Company ESPP.

(a) No Assumption of Awards. No Company Stock Options, Company RSUs or Performance-Vesting Awards shall be continued, converted, assumed or replaced by the Surviving Corporation in connection with the transactions contemplated hereby.

(b) Company Stock Options. As of the Effective Time, each then-outstanding Company Stock Option (whether or not vested or exercisable) shall be canceled and converted into the right of the holder thereof to receive from the Surviving Corporation an amount in cash payable on the first regularly-scheduled payroll period that occurs at least fifteen (15) days following the Closing Date equal to the product of (i) the excess, if any, of (A) the Merger Consideration Value over (B) the per share exercise price of such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option, less applicable withholding taxes; provided that for any Company Stock Option granted after December 31, 2023, the number of shares of Company Common Stock subject to such Company Stock Option for purposes of clause (ii) of this Section 3.04(b) shall equal the total number of shares of Company Common Stock covered by such Company Stock Option multiplied by a fraction, the numerator of which equals the number of days from and including January 1, 2024 through and including the Closing Date and the denominator of which equals 1,095, and the remainder of such Company Stock Option shall be canceled and forfeited for no consideration. Each Company Stock Option with a per share exercise price equal to or greater than the Merger Consideration Value shall be canceled without consideration as of the Effective Time.

(c) Company RSUs. Effective as of the Effective Time, each then-outstanding Company RSU shall be canceled and converted into the right of the holder thereof to receive a cash payment from the Surviving Corporation payable on the first regularly-scheduled payroll period that occurs at least fifteen (15) days following the Closing Date equal to the product of (i) the Merger Consideration Value and (ii) the number of shares of Company Common Stock subject to such Company RSU, less applicable withholding taxes; provided that for any Company RSU granted after December 31, 2023, the number of shares of Company Common Stock subject to such Company RSU for purposes of clause (ii) of this Section 3.04(c) shall equal the total number of shares of Company Common Stock covered by such Company RSU multiplied by a fraction, the numerator of which equals the number of days from and including January 1, 2024 through and including the Closing Date and the denominator of which equals 1,095, and the remainder of such Company RSU shall be canceled and forfeited.

(d) Performance-Vesting Awards.

(i) With respect to each Performance-Vesting Award for which the applicable performance period has ended prior to the Effective Time, such award shall be treated for all purposes as a Company RSU under Section 3.04(c) and the number of shares of Company Common Stock subject to such award shall be the number of shares earned based on actual performance during the applicable performance period.

(ii) With respect to each Performance-Vesting Award for which the applicable performance period is ongoing immediately prior to the Effective Time, the number of shares of Company Common Stock earned under such award shall be calculated in accordance with the terms of the applicable award agreement as if the relevant performance period concluded as of immediately prior to the Effective Time (but the number of shares of Company Common Stock payable under each award with a performance period scheduled to end in the ordinary course in 2023, 2024 or 2025 shall not be pro-rated on account of the shortened performance period and shall be calculated as though the applicable employee remained in service for the entire performance period, whereas the number of shares of Company Common Stock payable under each award with a performance period scheduled to end in the ordinary course following 2025 shall be pro-rated to reflect the shortened performance period) and such award shall otherwise be treated for all purposes as a Company RSU under Section 3.04(c) with respect to such number of shares of Company Common Stock.

(e) Company ESPP. Prior to the Effective Time, the Company will take all necessary and appropriate actions so that (i) all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, upon the earlier of (x) immediately prior to the Effective Time and (y) the last day of the purchase period in progress as of the date of this Agreement (the “Final Offering”), (ii) no employee who is not a participant in the Company ESPP as of the end of the Business Day immediately prior to the date hereof may become a participant in the Company ESPP and no current participant may increase the amount of his or her participation or payroll deduction election from that in effect on the date hereof, (iii) the Company ESPP shall be terminated immediately prior to the Effective Time and (iv) no further purchase rights are granted under the Company ESPP following the Final Offering.

(f) Section 409A. To the extent that any award described in this Section 3.04 constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(g) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan or the Company ESPP) shall take any actions which are necessary, including making any determinations and/or adopting resolutions of the Company Board or a committee thereof or any administrator of the Company Stock Plan or the Company ESPP as may be necessary, to (i) effectuate the provisions of this Section 3.04, it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment (if any) provided for in this Section 3.04, (ii) terminate the Company Stock Plan, effective as of the Effective Time and (iii) terminate the Company ESPP as set forth in Section 3.04(e). No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 3.04.

Section 3.05 Necessary Further Actions. Each of the Company, Parent and Merger Sub agree to take all necessary action to cause the Merger to become effective as soon as practicable following (but in any event on the same date as) the Acceptance Time without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause their respective Affiliates and Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct (except (i) as set forth in the Parent SEC Documents furnished or filed by Parent with the SEC during the three (3) years prior to the date of this Agreement (excluding any disclosures in such reports, schedules, forms, certifications, statements or other documents under the headings “Risk Factors” or “Forward-Looking Statements” and qualitative disclosures under the heading “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being acknowledged that nothing disclosed in such reports, schedules, forms, certifications, statements or other documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.01, Section 4.02 and Section 4.07) or (ii) as set forth in the corresponding section or subsection of the Parent Disclosure Letter (and each other section or subsection of the Parent Disclosure Letter to the extent it is reasonably apparent on its face that such section or subsection is relevant to other statements in this Article IV).

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub and the Parent Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the amended and restated articles of incorporation and amended regulations of Parent as amended to the date hereof (the “Parent Governing Documents”). Neither Parent nor Merger Sub is in violation of its organizational or governing documents, except where any such violations, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 6,000,000 shares of Preferred Stock, no par value per share (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on September 8, 2023, (i) 102,142,074 shares of Parent Common Stock were issued and outstanding (of which 234,552 shares were subject to vesting restrictions pursuant to the Parent Stock Plan (“Parent Restricted Stock”)); (ii) 44,355,656 shares of Parent Common Stock were issued and held in treasury; (iii) no shares of Parent Preferred Stock are issued and outstanding; (iv) 681,279 shares of Parent Common Stock were issuable upon exercise of outstanding Parent Stock Options; (v) 204,070 shares of Parent Common Stock were subject to outstanding awards of deferred stock units (“Parent DSU Awards”), and 355,736 shares of Parent Common Stock were subject to outstanding awards of performance stock units (“Parent PSU Awards,” and together with the Parent Restricted Stock, the Parent Stock Options, the Parent DSU Awards and the Parent PSU Awards, the “Parent Stock Awards”) assuming target performance; and (vi) 4,247,728 shares of Parent Common Stock were reserved for future issuance under the Parent Stock Plan. Since September 8, 2023, Parent has not issued, entered into an agreement to issue, or otherwise committed to issue any (A) Parent Capital Stock (other than as a result of the exercise or settlement of Parent Stock Awards in accordance with their respective terms) or (B) Parent Stock Awards or other equity or equity-based awards that may be settled in Parent Common Stock. Except as set forth in this Section 4.02(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from Parent, or any other obligation of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or (z) any rights issued by, or other obligations of, Parent that are linked in any way to the price of any class of Parent Capital Stock, the value of Parent or any part of Parent or any dividends or other distributions declared or paid on any shares of capital stock of Parent. None of the Parent Subsidiaries owns any capital stock of Parent.

(b) All outstanding shares of Parent Common Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise, vesting or settlement of Parent Stock Awards pursuant to the Parent Stock Plans and applicable award agreements, will be, duly authorized, validly offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Governing Documents or any Contract to which Parent is a party or bound. All grants of equity awards or other rights with respect to shares of Parent Common Stock to current or former directors, officers, employees, agents or consultants of the Parent or any Parent Subsidiary have been made in compliance in all material respects with applicable Law, the terms of the applicable Parent Stock Plan and award agreements thereunder, as applicable, and any applicable policy of Parent or Parent Board (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Parent Common Stock or other equity securities of the Parent in connection with (x) the payment of the exercise price of Parent Stock Options with Parent Common Stock (including in connection with “net exercises”), (y) required tax withholding in connection with the exercise of, vesting or settlement of Parent Stock Awards, and (z) forfeitures of Parent Stock Awards, there are not any outstanding obligations of Parent or any of Parent’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary. There are no debentures, bonds, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Parent’s stockholders may vote (“Parent Voting Debt”). None of Parent or any of the Parent Subsidiaries is a party to or otherwise bound by any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Parent. None of Parent nor any Parent Subsidiary of Parent is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Capital Stock.

(c) (i) No dividends or similar distributions have accrued or been declared but are unpaid on the Parent Capital Stock and (ii) Parent is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of the Parent Capital Stock.

Section 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger, the Offer, the Parent Stock Issuance and the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, Parent, as sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, such consent to be effective immediately following the execution of this Agreement, adopting this Agreement pursuant to Section 228 of the DGCL (the “Parent Consent”). Parent has delivered to the Company a copy of the Parent Consent, which is currently in effect and has not been rescinded. Each of the Parent Board and the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Parent Stock Issuance and, in the case of the board of directors of Merger Sub, recommended adoption of this Agreement by Parent as sole stockholder of Merger Sub and (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Parent Stock Issuance, are fair to and in the best interests of the respective stockholders of Parent and Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the effectiveness of the Parent Consent, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer, the Merger and the Parent Stock Issuance) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings (including the Merger, the Offer and the Parent Stock Issuance) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings (including any stockholder approval, subject in the case of Merger Sub to the effectiveness of the Parent Consent)) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger, the Offer, the Parent Stock Issuance and the other transactions contemplated by this Agreement. The shares of Parent Common Stock to be issued in the Parent Stock Issuance have been duly authorized as the Stock Consideration, and when issued pursuant hereto, will be validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Governing Documents or any Contract to which Parent is a party or bound. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by Parent and Merger Sub of the Merger, the Offer, the Parent Stock Issuance and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of

Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written or legally binding oral contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.04(b), any judgment, decree, decision, injunction, ruling, writ or other similar order (“Order”) or statute, law, ordinance, rule, regulation, code, treaty or administrative guidance or other pronouncement having the effect of law, including common law (“Law”) enacted, issued, promulgated, enforced or entered by any Governmental Entity, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver or order (each a “Consent”) of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, the Offer, the Parent Stock Issuance and the other transactions contemplated by this Agreement, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) compliance with and filings under Part IX of the Competition Act (Canada), as amended (the “Canadian Competition Act”), (ii) the filing of the Certificate of Merger with the Delaware Secretary, (iii) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (with the rules and regulations promulgated thereunder, the “Exchange Act”), the Securities Act and state or other federal securities Laws, including the Form S-4, (iv) such other filings with the SEC as may be required to be made by Parent or Merger Sub in connection with this Agreement, including the Offer Documents, (v) filings with and approvals from the New York Stock Exchange (the “NYSE”) and (vi) such other Consents and filings which if not obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.05 Parent SEC Documents; Undisclosed Liabilities.

(a) Parent has timely furnished or filed all reports, schedules, forms, certifications, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC during the three (3) years prior to the date of this Agreement (such documents, together with any documents filed with the SEC during such period by Parent on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Parent SEC Documents”).

(b) Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments). To the Knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and, as of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Parent that have not been addressed.

(c) Parent has made available to Company copies of all comment letters received by Parent from the SEC during the three (3) years prior to the date of this Agreement relating to the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by Parent from the SEC and (ii) to the Knowledge of Parent, none of the Parent SEC Documents is the subject of any ongoing review by the SEC. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC other than as part of the Parent’s consolidated group.

(d) Neither Parent or Merger Sub nor any the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, Merger Sub or any of the Parent Subsidiaries in Parent’s or such Parent Subsidiary’s published financial statements or other Parent SEC Documents.

(e) Except (i) as reflected or reserved against in Parent’s consolidated balance sheet as of July 31, 2023 (or the notes thereto) included in the Filed Parent SEC Documents (the “Latest Parent Balance Sheet” and the date thereof, the “Latest Parent Balance Sheet Date”), (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Merger and (iii) for liabilities and obligations that have been incurred in the ordinary course of business since the Latest Parent Balance Sheet Date and do not relate to any breach of contract, breach of warranty, violation of Law, tort, infringement or misappropriation, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or otherwise), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Parent has established and maintains a system of internal control over financial reporting for itself and the Parent Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting, including assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) any unauthorized use, acquisition or disposition of Parent’s assets that would materially affect Parent’s financial statements would be detected or prevented in a timely manner. There is not, nor, during the three (3) years prior to the date of this Agreement, has there been, (A) any “significant deficiency” or “material weakness” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which would be reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information or (B) fraud, whether or not material, that involves management or other employees who have any significant role in Parent’s internal controls over financial reporting.

(g) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(c) and 15d-15(c) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Parent required under the Exchange Act with respect to such reports.

(h) During the three (3) years prior to the date of this Agreement, (i) neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of Parent or any of the Parent Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no director or officer of Parent or, to Parent’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized Representative, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Parent Subsidiary or their respective internal accounting controls, including any material complaint, allegation or claim that any Parent Subsidiary has engaged in questionable accounting or auditing practices or has reported evidence of a material violation of applicable Law, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(i) Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE.

Section 4.06 Financial Ability to Perform.

(a) As of the date of this Agreement, Parent has delivered to the Company true, complete and correct copies of an (i) executed debt commitment letter (the “Commitment Letter”) and (ii) executed related fee letter (it being understood fee amounts, pricing caps and other terms (in each case which do not affect conditionality) have been redacted in a customary manner) (the “Fee Letter”), in each case, dated as of the date of this Agreement, from the Financing Parties identified therein, pursuant to which such Financing Parties have agreed to provide Financing to Parent in the amounts set forth therein in connection with the transactions contemplated hereby, subject to the terms and conditions thereof, in each case as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement.

(b) As of the date hereof, (i) the Commitment Letter has not been amended, supplemented or modified, (ii) the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, (iii) no event has occurred which, with or without notice, lapse of time or both, would or reasonably be expected to constitute a default or breach on the part of Parent or any of its Affiliates or, to the Knowledge of Parent, any other Person, in each case under the Commitment Letter, (iv) Parent has paid, or will pay within one Business Day, any and all commitment fees and other fees in connection with the Commitment Letter and related fee letters that are required to be paid under the Commitment Letter or related fee letters on or prior to the date hereof as and when due and (v) the Commitment Letter is in full force and effect and represents a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other party thereto, and is enforceable against Parent and, to the Knowledge of Parent, each other party thereto in accordance with its terms.

(c) As of the date hereof, there are no conditions precedent or other contractual contingencies related to funding the full amount of the Financing on the Closing Date other than those expressly set forth in the Commitment Letter and the Fee Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Annex I and Article VIII, Parent does not have any reason to believe that (i) any of the conditions to the Financing will not be satisfied on or prior to the Closing Date or (ii) the full amount of the Financing necessary for Parent to consummate the transactions contemplated hereby, if any, will not be available to Parent on the Closing Date. Other than the Fee Letter, there are no side letters, understandings or other agreements, contracts or arrangements to which Parent is a party relating to the Commitment Letter that would reasonably be expected adversely affect the availability, conditionality, enforceability, termination or amount of the Financing.

(d) Parent will have at the Acceptance Time, and the Effective Time, respectively, all funds (including funds comprised of proceeds of the Financing) necessary (a) to pay the aggregate cash consideration payable to holders of Company Common Stock due at such times pursuant to the Offer and this Agreement, respectively, (b) to repay any then-outstanding Indebtedness for borrowed money of the Company and its Subsidiaries under the Company Credit Agreement (up to the amounts outstanding as of the date hereof or permitted to be incurred pursuant to the terms of this Agreement) in connection with the consummation of the transactions contemplated by this Agreement (to the extent any such repayment is required in connection with the consummation of the transactions contemplated by this Agreement) and (c) to pay any fees and expenses or other amounts payable by Parent in connection with the consummation of the transactions contemplated by the Offer or this Agreement, respectively (such amounts, the “Transaction Amounts”).

Section 4.07 Information Supplied. None of the information supplied in writing or to be supplied in writing by Parent, on its own or on behalf of Merger Sub, or any of their Representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9 and any other documents to be filed with the SEC by the Company in connection with the transactions contemplated hereby (and any amendment thereof or supplement thereto) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the respective times the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, as the case may be. The Offer Documents and the Form S-4 will, when filed with the SEC or at any time it is amended or supplemented or on the date first disseminated to the Company’s stockholders, comply as to form in all material respects with the provisions of the Exchange Act, the Securities Act and all other applicable Laws. The Offer Documents and the Form S-4 (and any amendment thereof or supplement thereto), when filed with the SEC or at any time it is amended or supplemented or on the date first disseminated to the Company’s stockholders, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or omissions included or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9 based upon information specifically supplied to Parent or any of its Representatives by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes. From April 30, 2023 through the date hereof, (a) there has not occurred any Effect that, individually or in the aggregate, has had a Parent Material Adverse Effect, (b) except in connection with the transactions contemplated by this Agreement, each of Parent, Merger Sub and the Parent Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice except where the failure to do so would not cause a Parent Material Adverse Effect, and (c) none of Parent, Merger Sub or any Parent Subsidiary has undertaken any action that if taken after the date of this Agreement would require the Company’s consent pursuant to Section 6.04.

Section 4.09 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, taken as a whole, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.

Section 4.10 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s success fee, premium, or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement for which the Company or any of its Affiliates may become responsible based upon arrangements made by or on behalf of Parent or its Affiliates.

Section 4.11 Capitalization of Merger Sub. As of the date hereof, the authorized share capital of Merger Sub consists of 100 shares, $0.01 par value per share, 100 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, wholly owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby.

Section 4.12 Ownership of Company Common Stock. Neither Parent nor Merger Sub, nor any “affiliate” or “associate” of either of the foregoing, is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Article X of the Company Charter (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby).

Section 4.13 Management Agreements. Other than this Agreement and the Confidentiality Agreement, as of the date hereof, there are no Contracts between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the board of directors or any stockholder of the Company, on the other hand, relating to the Company (including relating to compensation and retention of the Company’s management), the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

Section 4.14 Antitrust. To the Knowledge of Parent, no fact or circumstance exists with respect to Parent, Merger Sub, or each of their respective Subsidiaries’ businesses that would reasonably be expected to prevent the satisfaction of any of the conditions set forth in clauses (b)(i), b(ii) and (b)(iii) of Annex I (in the case of (b)(iii), solely with respect to Regulatory Laws).

ARTICLE V

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct (except (i) as set forth in the Company SEC Documents furnished or filed and publicly available during the three (3) years prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the headings “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” and qualitative disclosures under the heading “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being acknowledged that nothing disclosed in a Filed Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.26 and Section 5.27) or (ii) as set forth in the corresponding section or subsection of the Company Disclosure Letter (and each other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on its face that such section or subsection is relevant to other statements in this Article V).

Section 5.01 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be in good standing or to have such power and authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the third amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”). The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws in any material respect.

Section 5.02 Company Subsidiaries.

(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable, as applicable, and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, as applicable, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws or as set forth in their respective organizational documents made available to Parent. Except as set forth in this Section 5.02(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (ii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary or (iii) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary. Section 5.02(a) of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization and for each Company Subsidiary that is not, directly or indirectly, wholly owned by the Company, (1) the number and type of any capital stock of, or description of other equity or voting interests in, such Company Subsidiary that is outstanding as of the date of this Agreement and (2) the number and type of shares of capital stock of, or description of other equity or voting interests in, such Subsidiary that, as of the date of this Agreement, are owned, directly or indirectly, by the Company. Each Company Subsidiary is not in violation of any of the provisions of its respective organizational documents in any material respect.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company nor any Company Subsidiary (i) owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

(c) None of the Company Subsidiaries owns any capital stock of the Company.

Section 5.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, 50,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock” and, together with the Company Common Stock and Class B Common Stock, the “Company Capital Stock”). At the close of business on September 7, 2023, (i) 143,187,207 shares of Company Common Stock were issued and 132,861,798 shares of Company Common Stock were outstanding (of which no shares were subject to vesting restrictions pursuant to the Company Stock Plan); (ii) 10,325,409 shares of Company Common Stock were issued and held in treasury; (iii) no shares of Preferred Stock or Class B Common Stock are issued and outstanding; (iv) 7,844,678 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan; (v) 1,057,104 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options; (vi) 1,106,097 shares of Company Common Stock were subject to outstanding Company RSUs and 649,405 shares of Company Common Stock were subject to outstanding Performance-Vesting Awards assuming all applicable performance measures were satisfied at maximum levels of performance; and (vii) 2,955,672 shares of Company Common Stock were reserved for future issuance under the Company ESPP. Since September 7, 2023, the Company has not issued, entered into an agreement to issue, or otherwise committed to issue any (A) Company Capital Stock (other than as a result of the exercise of Company Stock Options, Company RSUs or Performance-Vesting Awards in accordance with their respective terms) or (B) Company Stock Options, Company RSUs or Performance-Vesting Awards or other equity or equity-based awards that may be settled in Company Common Stock. Except as set forth in this Section 5.03(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or (z) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company. The Company has previously made available to Parent an accurate list, as of September 7, 2023, of each outstanding Company Stock Award, in each case specifying the name of the holder, the type of award, the number of underlying shares of Company Common Stock, the date of grant, and, if applicable, the exercise price per share of Company Common Stock and the expiration date.

(b) All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued (i) upon the exercise of Company Stock Options, (ii) upon the vesting or settlement of Company RSUs or Performance-Vesting Awards pursuant to the Company Stock Plan and applicable award agreements or (iii) under the Company ESPP, will be, duly authorized, validly offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or bound. All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in compliance in all material respects with applicable Law, the terms of the applicable Company Stock Plan and award agreements thereunder or the Company ESPP, as applicable, and any applicable policy of the Company or Company Board (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (x) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (y) required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (z) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. None of the Company nor any Company Subsidiary of the Company is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Capital Stock.

(c) (i) No dividends or similar distributions have accrued or been declared but are unpaid on the Company Capital Stock and (ii) the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of the Company Capital Stock.

Section 5.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, and assuming the accuracy of the representations and warranties set forth in Section 4.12, to perform its obligations hereunder and to consummate the Merger, the Offer and the other transactions contemplated by this Agreement. The Company Board has, by resolutions duly adopted by the unanimous vote of the directors, (a) declared that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Offer, are fair to and in the best interests of, the stockholders of the Company, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Offer, upon the terms and subject to the conditions contained herein, (d) assuming the accuracy of the representations and warranties set forth in Section 4.12, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in the Company Charter will not apply with respect to or as a result of the Merger, the Offer, this Agreement and the transactions contemplated hereby, and (c) resolved, upon and subject to the terms and conditions herein, to recommend that its stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (such recommendation, the “Company Recommendation”) (provided that any Adverse Recommendation Change by the Company Board in accordance with Section 6.03(d) shall not be a breach of the representation in this sentence). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub and the accuracy of the representations and warranties set forth in Section 4.12, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation by the Company of the Merger, the Offer and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make any payment to any other Person or make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter (in the case of the Company Charter, assuming the accuracy of the representations and warranties set forth in Section 4.12), the Company Bylaws or the governing or organizational documents of any Company Subsidiary; (ii)

any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.05(b) and assuming the accuracy of the representations and warranties set forth in Section 4.12, any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Schedule 14D-9, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger, the Offer and the other transactions contemplated by this Agreement; (ii) (A) compliance with and filings under the HSR Act and (B) compliance with and filings under Part IX of the Canadian Competition Act; (iii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (iv) filings required under, and compliance with other applicable requirements of, the Exchange Act; (v) compliance with NASDAQ rules and regulations; and (vi) such other Consents and filings, which if not obtained or made would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.06 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely furnished or filed all reports, schedules, forms, certifications, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC during the three (3) years prior to the date of this Agreement (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States GAAP (except, in the case of unaudited statements, as permitted by Form 10- Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments). To the Knowledge of the Company, none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and, as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company that have not been addressed.

(c) The Company has made available to Parent copies of all comment letters received by the Company from the SEC during the three (3) years prior to the date of this Agreement relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC other than as part of the Company’s consolidated group.

(d) Neither the Company nor any the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(e) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2023 (or the notes thereto) included in the Filed Company SEC Documents (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”), (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Merger and (iii) for liabilities and obligations that have been incurred in the ordinary course of business since the Latest Balance Sheet Date and do not relate to any breach of contract, breach of warranty, violation of Law, tort, infringement or misappropriation, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, or otherwise), other than those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company has established and maintains a system of internal control over financial reporting for itself and the Company Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting, including assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There is not, nor, during the three (3) years prior to the date of this Agreement, has there been, (A) any “significant deficiency” or “material weakness” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (B) fraud, whether or not material, that involves management or other employees who have any significant role in the Company’s internal controls over financial reporting.

(g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(c) and 15d-15(c) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(h) During the three (3) years prior to the date of this Agreement, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no director or officer of the Company or, to the Company’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized Representative, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation or claim that any Company Subsidiary has engaged in questionable accounting or auditing practices or has reported evidence of a material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(i) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

Section 5.07 Information Supplied. None of the information supplied in writing or to be supplied in writing by the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Offer Documents, the Form S-4 and any other documents to be filed with the SEC by Parent or Merger Sub in connection with the transactions contemplated hereby (and any amendment thereof or supplement thereto) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the respective times the Offer Documents, the Form S-4 or any amendments or supplements thereto, are filed with the SEC or at the time they are first published, sent or given to stockholders of the Company, as the case may be. The Schedule 14D-9 will, when filed with the SEC or at any time it is amended or supplemented or at the time it is first published, comply as to form in all material respects with provisions of the Exchange Act and all other applicable Laws. The Schedule 14D-9 (and any amendment thereof or supplement thereto), when filed with the SEC or at any time it is amended or supplemented or at the time it is first published, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or omissions included or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9 based upon information specifically supplied to the Company or any of its Representatives by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference therein.

Section 5.08 Absence of Certain Changes or Events. From December 31, 2022 through the date hereof, (a) there has not occurred any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect, (b) except in connection with the transactions contemplated by this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course of business consistent with past practice except where the failure to do so would cause a Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.01.

Section 5.09 Taxes.

(a) Each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account extensions, all U.S. federal income Tax Returns and all other material Tax Returns required to have been filed on or prior to the Closing Date, and such Tax Returns are accurate and complete in all material respects; and (ii) timely paid all material Taxes required to have been paid by it on or prior to the Closing Date whether or not shown on any Tax Return, other than Taxes (A) that are not yet due and payable or (B) that are being contested in good faith in appropriate proceedings, and, in each case, that have been adequately accrued or reserved for in accordance with GAAP.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no deficiency for any Tax has been asserted or assessed in writing by a taxing authority against the Company or any Company Subsidiary, other than any deficiency that has been fully paid or that is being contested in good faith in appropriate proceedings and has been adequately reserved for in accordance with GAAP, nor has the Company or any Company

Subsidiary executed any waiver or extension of any statute of limitations for the assessment or collection of any Tax. Neither the Company nor any Company Subsidiary is (i) participating in the Compliance Assurance Process with the IRS or (ii) subject to a voluntary disclosure agreement or similar arrangement with a taxing authority.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no Legal Proceedings or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary, or as to which the Company or any Company Subsidiary has received written notice.

(d) Each of the Company and each Company Subsidiary has complied in all material respects with applicable Tax Laws with respect to the withholding or collection of all material Taxes with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(e) No material Liens for Taxes have been filed or exist against any of the assets of the Company or any of the Company Subsidiaries, except for Permitted Liens.

(f) For taxable years for which the applicable statute of limitations for an assessment or collection of Taxes has not expired, none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, or by contract (other than pursuant to agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Company nor any Company Subsidiary has any liability to make any payment pursuant to Section 965 of the Code.

(g) Neither the Company nor any Company Subsidiary (i) has any application pending with the IRS requesting permission for any changes in accounting methods; or (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or foreign Tax Law or by agreement with any Governmental Entity as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or prior to the Closing Date (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law), or (D) any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 or any excess loss account within the meaning of Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law).

(h) Neither the Company nor any Company Subsidiary has entered into any “gain recognition agreement” described in Treasury Regulations issued under Section 367 of the Code (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law) that remains in effect.

(i) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(j) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated combined or unitary Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent) or has been required to reduce any Tax attributes under Treasury Regulations section 1.1502-36(d).

(k) Within the two (2) years prior to the date of this Agreement, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code.

(l) There are no other agreements pursuant to which the Company or any Company Subsidiary is obligated to make a payment to any Person on account of a Tax benefit of the Company or any Company Subsidiary.

(m) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (b)(2).

(n) Section 5.09(n) of the Company Disclosure Letter identifies the tax classification of each Company Subsidiary.

(o) The Company and each Company Subsidiary are in material compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Company Subsidiary, as the case may be, does business.

Section 5.10 Benefits Matters; ERISA Compliance.

(a) Section 5.10 of the Company Disclosure Letter sets forth a list identifying all material Company Benefit Plans, and for any such material Company Benefit Plan, indicates if such Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former service providers of the Company or any Company Subsidiary residing outside of the United States. The Company has delivered or made available to Parent (if applicable) true and complete copies of (i) all material Company Benefit Plans (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing; (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the United States Internal Revenue Service (the “IRS”) or comparable filing with each non-U.S. regulatory agency with respect to each material Company Benefit Plan (including accompanying schedules and attachments); (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required; (iv) each material trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan; (v) all material determination letters or opinion letters in respect of any Company Benefit Plan issued by the IRS or applicable non-U.S. regulatory agency and (vi) any notice to or from the IRS, U.S. Department of Labor or applicable non-U.S. regulatory agency relating to any unresolved compliance issues in respect of such Company Benefit Plans from the preceding year.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and has received a favorable determination letter or opinion letter from the IRS to that effect or may rely upon an opinion letter for a prototype plan and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(c) No Company Benefit Plan is, and none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates, during the six (6) years prior to the date of this Agreement has maintained, contributed to, been required to contribute to or otherwise had any liability with respect to (i) any single employer plan or other pension plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. Neither the Company nor any Company Subsidiary has any liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) Neither the Company nor any Company Subsidiary has any obligation to provide (whether under a Company Benefit Plan or otherwise) health, medical or other welfare benefits after retirement or other termination of employment except for (i) continuation coverage required under Section 4980(B)(f) of the Code or similar applicable Law, (ii) health care coverage through the end of the calendar month in which a termination of employment occurs, and (iii) continued coverage or reimbursement for such coverage provided pursuant to the terms of the Company’s severance practices and policies set forth on Section 7.12(b) of the Company Disclosure Letter.

(e) Each Company Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code and all other applicable Laws. All material contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Benefit Plan or the assets, trusts, fiduciaries or administrators thereof (other than routine claims for benefits), in each case that would be material to the Company and the Company Subsidiaries. No Company Benefit Plan is under audit or is the subject of an audit or investigation by the IRS, the United States Department of Labor, the SEC, the Pension Benefit Guaranty Corporation or any other Governmental Entity (and the Company has not received written notice of any such audit or investigation) nor, to the Knowledge of the Company, is any such audit or investigation threatened or anticipated with respect to any Company Benefit Plan. Neither the Company nor any Company Subsidiary has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a material civil penalty upon the Company or any Company Subsidiary pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full. There does not now exist, nor, to the Knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates.

(f) Except as expressly provided by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to severance pay, transaction or change in control bonus or any other payment or benefit; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer or employee; (iii) accelerate the time of payment, vesting, lapsing of restrictions or funding of amounts due any such director, officer or employee (including with respect to any compensation, equity award or other benefit); (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, or (v) result in the payment of any amount, that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g) Each Company Benefit Plan maintained by the Company or any Company Subsidiary that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h) Except as set forth on Section 5.10(h) of the Company Disclosure Letter, none of the Company Benefit Plans: (i) is a “registered pension plan” for purposes of section 248 of the ITA or is required to be registered under federal or provincial minimum pension standards legislation in Canada; (ii) is a “salary deferral arrangement” for purposes of section 248 of the ITA; (iii) is a “retirement compensation arrangement” for purposes of section 248 of the ITA; or (iv) provides for retiree or post-employment, health or life insurance benefits or other welfare benefits for current, retired or former employees, including to the beneficiaries or dependents of current, retired or former employees, other than for a statutory, common law, civil law or contractual notice period.

(i) The Company has no plan or commitment to amend, in any material respect, any material Company Benefit Plan (other than as may be required by Law) or establish any new material employee benefit plan or to materially increase any benefits pursuant to any material Company Benefit Plan.

(j) The outstanding Company Stock Options have a weighted average exercise price of $13.18.

Section 5.11 Litigation. As of the date hereof, there is no, and during the three (3) years prior to the date of this Agreement, there has been no, Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any present or former officer or director of the Company, except, in each case, for any Legal Proceeding that, individually or in the aggregate, would not have a Company Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, except, in each case, for any Order that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.12 Compliance with Applicable Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the business of the Company and the Company Subsidiaries is and during the three (3) years prior to the date of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the business of the Company and the Company Subsidiaries have and during the three (3) years prior to the date of this Agreement, has at all times maintained and been in compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto. Neither the Company nor any of the Company Subsidiaries has received any written notice during the last three (3) years alleging that the Company or any of the Company Subsidiaries is not in material compliance with any Law applicable to the Company or such Company Subsidiary, as applicable, except, in each case, for any non-compliance that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.13 Material Permits. The Company and each of the Company Subsidiaries possesses all Permits that are necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted, except where the failure to possess such Permit, individually or in the aggregate, would not have a Company Material Adverse Effect. All such Permits are in full force and effect, and no event has occurred that would reasonably be expected to result in material default (with or without notice or lapse of time or both) under, or the revocation, cancellation, non-renewal or adverse modification of, any such Permit, nor has the Company or any Company Subsidiary received any written notice thereof, except for any such event that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 5.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Except for this Agreement and any Contract between the parties hereto related to this Agreement or the transactions contemplated by this Agreement, Section 5.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Company Benefit Plans, to which the Company or any Company Subsidiary is bound:

(i) each Contract to which the Company or any of the Company Subsidiaries is a party that purports to restrict in any material respect the ability of the Company or any Company Subsidiaries to (A) enter into any new category of product line or compete in any geographic area that is material to the Company or such Company Subsidiary or (B) solicit any customers or individuals for employment, except, in each case, for any such Contract that may be terminated by the Company or any of the Company Subsidiaries without penalty upon notice of ninety (90) days or less;

(ii) each Contract that relates to the creation, incurrence, assumption or guarantee of Indebtedness in excess of $10,000,000 of the Company or any of the Company Subsidiaries, other than any Intercompany Contract;

(iii) each Contract relating to a material joint venture or material partnership to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the wholly-owned Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice;

(iv) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, (A) any present executive, officer or director of either the Company or any of the Company Subsidiaries, (B) to the Knowledge of the Company, any Affiliate of any such executive, officer or director (other than the Company or any of the Company Subsidiaries) or (C) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock, in each case other than any Company Benefit Plan;

(v) any Collective Agreement;

(vi) each Contract relating to any disposition or acquisition by the Company or any of the Company Subsidiaries with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, other than any such Contracts for the disposition or acquisition of inventory, materials and/or equipment entered into in the ordinary course of business consistent with past practice;

(vii) each Contract pursuant to which the Company or any of the Company Subsidiaries (A) grants any material license, covenant not to sue or other rights to any Person under any of the Company Intellectual Property (other than non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice to service providers and suppliers of manufacturing equipment solely for the purposes of providing services and equipment to the Company or the Company Subsidiaries) or (B) receives any material license, covenant not to sue or other rights from any Person under such Person’s Intellectual Property Rights (other than non-exclusive licenses under commercially available, off-the-shelf software in object code form involving fees and other payments of less than $1,000,000 per year in the aggregate) (“Off-the-Shelf Software”);

(viii) each Contract with a third party to which the Company or any Company Subsidiary is a party that provide for aggregate annual payments by the Company or any Company Subsidiary during the calendar year 2022 or that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2023, in each case, of at least $10,000,000, other than any Company Benefit Plan;

(ix) each Contract with a third party to which the Company or any Company Subsidiary is a party that provide for aggregate annual payments to the Company or any Company Subsidiary during the calendar year 2022 or that would reasonably be expected to involve aggregate payments to the Company or such Company Subsidiary during calendar year 2023, in each case, of at least $10,000,000;

(x) any Contract for future capital expenditures by the Company or any of the Company Subsidiaries in excess of $4,000,000 individually or $10,000,000 in the aggregate;

(xi) any Contract with a Governmental Entity;

(xii) any Contract to which a Major Customer, Major Supplier or Major Reseller is a party;

(xiii) any co-packing or co-manufacturing Contract or other Contract providing for the manufacture or production of the Company’s or any Company Subsidiary’s products by a third party that provides for annual payments by the Company or the Company Subsidiaries of $1,000,000 or more;

(xiv) any Contract providing for continuing or outstanding indemnification obligations by the Company or any Company Subsidiary and that are material to the Company, other than indemnification obligations entered into with commercial counterparties in the ordinary course of business consistent with past practice;

(xv) any hedging, swap, or derivative Contract;

(xvi) any Contract that involves any resolution or settlement of any Legal Proceeding (A) with an unpaid value in excess of $2,000,000 individually, (B) that provides for any injunctive or other material non-monetary relief or pursuant to which the Company or any of the Company Subsidiaries have any other continuing material obligations, liabilities or restrictions or (C) that waives any material rights or grants any material release (other than in the ordinary course of business consistent with past practice);

(xvii) any Contract that grants any third party any exclusive rights, right of first refusal, right of first offer, option or similar right or any other Lien (other than Permitted Liens) with respect to any material assets, material rights or material properties of the Company and the Company Subsidiaries (other than Intellectual Property Rights);

(xviii) any Contract that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive or preferential basis with any third party or contains any “most favored nation” covenants to any third party; and

(xix) any Contract with, or providing for the services of, any sales agent, broker, distributor, dealer, manufacturer’s Representative, franchisee or sales promoter and providing for annual compensation in excess of $250,000.

Each Contract described in this Section 5.14(b) and each Filed Company Contract, in each case, is referred to herein as a “Material Contract.”

(c) The Company has made available to Parent true and complete copies, of each Material Contract, other than any purchase orders, statements of work or other similar documents issued pursuant to any other Material Contract and entered into the ordinary course of business.

(d) Except for matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of this clause (d), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice alleging any actual or possible violation or breach of or default under, or intention to cancel or modify to the detriment of the Company or the Company Subsidiaries, any Material Contract, except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.15 Properties.

(a) Section 5.15(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is owned by the Company or any Company Subsidiary (such property, the “Owned Real Property”). With respect to each Owned Real Property, the Company or a Company Subsidiary has valid title to such Owned Real Property, free and clear of all Liens other than Permitted Liens. No Person other than the Company or a Company Subsidiary has any possessory interest in the Owned Real Property or right to occupy the same except, if applicable, under and pursuant to the provisions of a Real Estate Lease described on Section 5.15(b) of the Company Disclosure Letter.

(b) Section 5.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true and complete list of all real property that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company or any Company Subsidiary, as applicable (such property, the “Leased Real Property”; together with the Owned Real Property, the “Real Property”), and sets forth a list of any and all leases, subleases, sub-subleases, licenses, sublicenses and occupancy agreements and purchase options to which the Company or any Company Subsidiary is a party with respect thereto (collectively, including all modifications, amendments, supplements and side letters thereto, the “Real Estate Leases”). The Company and/or one of the Company Subsidiaries, as the case may be, have and own good, valid and subsisting leasehold interests in the Leased Real Property under each Real Estate Lease, subject to proper authorization and execution of such Real Estate Lease by the other party thereto and Permitted Liens granted under the terms of any of the Real Estate Leases, except in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. True and complete copies of all Real Estate Leases have been made available to Parent.

(c) Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Real Estate Lease is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Real Estate Lease and, to the Knowledge of the Company, no other party to any such Real Estate Lease is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of this clause (c), with respect to any Real Estate Lease which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or the Company Subsidiaries, any Real Estate Lease, except in each case as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Real Property constitutes all of the real property occupied by the Company and the Company Subsidiaries as of the date hereof. The Real Property is in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted. There are no physical conditions or defects on any part of the Real Property that would materially impair or would be reasonably expected to reasonably impair the continued operation of the business of the Company and the Company Subsidiaries as presently conducted at such Real Property. No taking or voluntary conveyance of all or part of any Real Property or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Entity has been commenced or, to the Knowledge of the Company, is contemplated or threatened with respect to all or any material portion of any Real Property.

Section 5.16 Intellectual Property Rights.

(a) Section 5.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all (i) Company Registered Intellectual Property, specifying in each case as applicable, the title, status, application and registration numbers, jurisdiction and record owner (and legal owner, if different) thereof, (ii) material unregistered Trademarks owned or purportedly owned by the Company or any Company Subsidiary and (iii) Legal Proceedings before any Governmental Entity (other than actions related to the ordinary course prosecution of applications included in Company Registered Intellectual Property before the United States Patent and Trademark Office or equivalent authority anywhere in the world but not involving any other third Person) to which the Company or any Company Subsidiary is a party. With respect to each item of material Company Registered Intellectual Property, (A) all necessary filing, prosecution, registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world as required for the purposes of prosecuting, maintaining or renewing such Intellectual Property Rights, as applicable, and recording the Company or a Company Subsidiary as the valid record owner thereof, (B) each registration or issuance is subsisting and, to the Knowledge of the Company, valid and enforceable and (C) each application is subsisting and to the Knowledge of the Company, valid and enforceable.

(b) All material Trademarks included in the Company Intellectual Property are currently being used by the Company and the Company Subsidiaries (or for those subject to intent-to-use applications, the Company and the Company Subsidiaries have a good faith intent to use the same in commerce in the future) and to the Knowledge of the Company there has been no use of any such Trademarks or any Trademarks confusingly similar thereto by any other Person which would confer upon such other Person superior rights in such Trademarks for the goods and services for which they are used by the Company and the Company Subsidiaries. Where a material Trademark included in the Company Intellectual Property has been permitted by the Company or the Company Subsidiaries to be used by any other Person, all such Trademarks have been licensed pursuant to written agreements and subject to quality controls which have preserved the validity of such Trademarks.

(c) The Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all material Intellectual Property Rights used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and will continue to similarly own, be licensed, or have the right to use such Intellectual Property Rights immediately following the Closing. The Company or a Company Subsidiary is the sole and exclusive owner of all material Company Intellectual Property, in each case free and clear of all Liens other than Permitted Liens.

(d) As of the date hereof, and in the six (6) years prior to the date of this Agreement, neither of the operation of the businesses of the Company and the Company Subsidiaries nor any of the Company’s or any Company Subsidiary’s products materially infringe, misappropriate, dilute or otherwise violate, or have materially infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any third Person. Neither the Company nor any Company Subsidiary has, during three (3) years prior to the date of this Agreement, (i) received any written notice from any third Person (including any cease & desist letter, invitation to license or indemnity claim) or (ii) been involved in any Legal Proceeding (and, to the Knowledge of the Company, no Legal Proceeding has been threatened against the Company or any Company Subsidiary), in each case of (i) or (ii), alleging (A) that the operation of the businesses of the Company and the Company Subsidiaries or any of the Company’s or any Company Subsidiary’s products materially infringe, misappropriate, dilute or otherwise violate the Intellectual Property Rights of any third Person or (B) the invalidity, misuse or unenforceability of any of Company Intellectual Property or contesting the ownership thereof by the Company or any Company Subsidiary.

(e) To the Knowledge of the Company, as of the date hereof, no Company Intellectual Property is being materially infringed, misappropriated or otherwise violated by any Person. Neither the Company nor the Company Subsidiaries has, during three (3) years prior to the date of this Agreement, provided any Person with written notice (including any cease & desist letter, invitation to license or indemnity claim) or initiated any Legal Proceeding alleging (i) that such third Person is materially infringing, misappropriating or otherwise violating Company Intellectual Property or (ii) the invalidity, misuse or unenforceability of any of Intellectual Property Rights of such Person or contesting the ownership thereof by such Person.

(f) During the three (3) years prior to the date of this Agreement, and, to the Knowledge of the Company, during the period beginning on the date of incorporation of the Company and ending on the date that is three (3) years prior to the date of this Agreement, each current or former employee, consultant and independent contractor of the Company or any Company Subsidiary, and any other Person who contributed to the creation, invention or development of material Intellectual Property Rights for or on behalf of the Company or any of the Company Subsidiaries (each such Person, a “Contributor”) has executed and delivered, and, to the Knowledge of the Company, is in compliance with, a valid and enforceable Contract with the Company or one of the Company Subsidiaries that assigns to the Company or one of the Company Subsidiaries all of the Contributor’s right, title and interest in such Intellectual Property Rights (to the extent such rights do not vest initially in the Company or one of the Company Subsidiaries by operation of law). Without limiting the foregoing, no Contributor owns, or has any right, claim, interest or option (including the right to further remuneration or consideration or to assert any moral rights) with respect to, any material Company Intellectual Property, nor has any Contributor made any assertions to the Company or any Company Subsidiary with respect to any alleged ownership or any such right, claim, interest or option, nor, to the Knowledge of the Company, threatened any such assertion.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries: (a) the Company and the Company Subsidiaries have implemented reasonable measures to protect and maintain the confidentiality of any material Trade Secrets (including recipes, formulae and specifications) included in the Company Intellectual Property and any material Trade Secrets of a third Person used by or licensed to the Company or the Company Subsidiaries (including, in each case, any information that would have been a Trade Secret but for any failure of the Company or the Company Subsidiaries to act in a manner consistent with this Section 5.16(g)), including by requiring each Person with access to such material Trade Secrets to execute a binding confidentiality agreement and (b) to the Knowledge of the Company, there has not been any breach of any such confidentiality agreement or any loss, misappropriation or misuse of any such material Trade Secrets.

(h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause Parent or any of its Affiliates, or except as would not individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries, the Company or any Company Subsidiaries, to (a) grant to any third Person any right to any Intellectual Property Rights owned by, or licensed to, any of them or (b) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company or any Company Subsidiary pursuant to those Contracts set forth in Section 5.14(b)(vii) of the Company Disclosure Letter or that constitute licenses for Off-the-Shelf Software in the absence of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.17 Data Privacy and Cybersecurity.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries: (i) the Company and the Company Subsidiaries, and the Processing of Personal Data by or on behalf of the Company and the Company Subsidiaries, have been, during the three (3) years prior to the date of this Agreement, in compliance with all applicable Privacy Laws and, to the extent applicable, PCI DSS, all applicable contractual obligations and all policies of the Company and the Company Subsidiaries relating to privacy, data protection, and the Processing of Personal Data (collectively, “Data Privacy Requirements”), (ii) following the consummation of the transactions contemplated hereby, Parent and its Affiliates and the Company and the Company Subsidiaries will have substantially the same right to process any Personal Data currently processed in connection with the businesses of the Company and the Company Subsidiaries that the Company and the Company Subsidiaries have immediately prior to the Closing, (iii) the Company and the Company Subsidiaries have taken reasonable steps (including implementing, maintaining and monitoring compliance with organizational, physical and technical measures with respect to information security that comply with all applicable Data Privacy Requirements) to protect (A) the integrity, physical and electronic security and continuous operation of the IT Systems that are owned, leased or licensed by the Company or any Company Subsidiary and (B) all Personal Data and Trade Secrets stored on or Processed by such IT Systems against unauthorized access, acquisition, use, modification, alteration or disclosure, (iv) the Company and the Company Subsidiaries contractually require each service provider, independent contractor, or vendor that Processes Personal Data on behalf of the Company and the Company Subsidiaries to comply with all applicable Data Privacy Requirements, (v) there have been no breaches (including ransomware attacks), violations, outages, disruptions or unauthorized uses of, or accesses to, the IT Systems; nor any unauthorized access to or use, loss, rendering unavailable or acquisition of, Personal Data or Trade Secrets stored thereon or Processed thereby (collectively, “Security Incidents”), (vi) no disclosure of any such Security Incidents has been made, by the Company or the Company Subsidiaries under any applicable Data Privacy Requirements to any Governmental Entity or individual and (vii) there have been no written claims, complaints or warnings by a Person or enforcement notices or audit requests from a Governmental Entity, received by, nor Legal Proceedings pending or threatened in writing against, the Company and the Company Subsidiaries, alleging a violation of any Data Privacy Requirements.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries, all of the IT Systems owned, leased or licensed by the Company and the Company Subsidiaries are (i) in good working order and condition and are sufficient for the purposes for which they are used in the businesses of the Company and the Company Subsidiaries and (ii) free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access, disablement or erasure or otherwise adversely affect the functionality of the IT Systems. The Company and each of the Company Subsidiaries has established and maintained appropriate disaster recovery plans, procedures and facilities consistent in all material respects with: (A) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company or any of the Company Subsidiaries and (B) all applicable Data Privacy Requirements. The Company and each of the Company Subsidiaries carry out customary data security risk audits, assessments and penetration testing, and the Company and the Company Subsidiaries have fully addressed and remediated all “critical” and “high” risks, threats and deficiencies identified in any cybersecurity or information security risk audit, assessment or penetration testing carried out by or for the Company or any of the Company Subsidiaries.

Section 5.18 Labor Matters.

(a) Except as set forth on Section 5.18(a) of the Company Disclosure Letter, none of the Company or the Company Subsidiaries is party to any collective bargaining, works council or similar agreement (each a “Collective Agreement”) covering any of its employees. With respect to employees of the Company or any Company Subsidiary: (i) there are no labor-related strikes, walkouts, picketing, lockouts, walkouts or other work stoppages or interruptions pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries has experienced any such organized work interruption during the three (3) years prior to the date of this Agreement; (ii) there are no labor unions, labor organizations, or other similar organizations (each a “Labor Union”) representing or purporting to represent and, to the Knowledge of the Company, no Labor Union organization campaign is in progress with respect to, any employees of the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries has experienced any such Labor Union organization attempts during the three (3) years prior to the date of this Agreement; and (iii) there are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Entity, nor any Legal Proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or any of the Company Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no employee of the Company or any Company Subsidiary has been improperly excluded from any Company Benefit Plan. Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, require the consent of, or advance notification to or consultation with, any Labor Unions.

(b) The Company and the Company Subsidiaries are in compliance in all respects, except where noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect, with all applicable Laws respecting labor and employment, fair employment practices, terms and conditions of employment of employees, former employees and job applicants, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, pay equity, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, wrongful discharge, collective bargaining, fair labor standards, affirmative action and unemployment insurance and related matters.

(c) Except as set forth on Section 5.18(a) of the Company Disclosure Letter, within the three (3) years prior to the date of this Agreement, neither the Company nor any of the Company Subsidiaries have received notice of any Legal Proceeding with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of employment Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress and to the Knowledge of the Company there are no circumstances that would reasonably be expected to lead to any of the foregoing, except where such Legal Proceeding or investigation would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any other Person or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful or unfair termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, nor has the Company or any Company Subsidiary (or to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s vendors, suppliers, distributors, partners or Affiliates) received any third-party inquiries (whether regulatory, media or otherwise) or been the subject of any third-party investigation relating to labor or employment practices of the Company, except, in each case, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not result, individually or in the aggregate, in a Company Material Adverse Effect, (i) none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any Company Subsidiary resolving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any Company Subsidiary and (ii) there are no, and during the three (3) years prior to the date of this Agreement, there have not been any Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, involving allegations of sexual harassment or misconduct by an officer, member of the board of directors or senior employee of the Company.

(e) Within the three (3) years prior to the date of this Agreement, none of the Company or the Company Subsidiaries has implemented any plant closing or layoff of employees that (in either case) triggered notifications under the United States Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any other applicable Laws governing redundancies.

(f) All current assessments under the Workplace Safety and Insurance Act (Ontario) or similar workers’ compensation legislation in other jurisdictions have been paid or accrued by the Company and neither the Company nor any Company Subsidiary is subject to any additional or penalty assessment under such legislation which has not been paid or has been given written notice of any audit, except where such assessment would not have, individually or in the aggregate, a Company Material Adverse Effect. Moreover, the Company’s and each of the Company Subsidiaries’ accident cost experience is such that there are no pending nor potential penalty assessments, experience rating changes or claims which could adversely affect the Company’s or any Company Subsidiary’s premium payments or accident cost experience, except to the extent that any of the foregoing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) To the Knowledge of the Company: (i) no exempt-level employee, independent contractor or consultant intends to terminate his or her relationship with, or cease providing services to, the Company or any of the Company Subsidiaries for any reason, including because of the consummation of the Merger, and neither the Company nor any Company Subsidiary has any plans or intentions as of the date hereof to terminate any such individual; and (ii) no exempt-level employee of Company or any of the Company Subsidiaries has received an offer to join a business that is directly competitive with the business of the Company and the Company Subsidiaries.

Section 5.19 Environmental Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Environmental Laws; (ii) the Company and the Company Subsidiaries hold and comply, and for the past five (5) years have held and complied, with all Environmental Permits necessary for the conduct of their respective businesses, such Environmental Permits are in full force and effect, and all applications as necessary for renewal of such Environmental Permits have been timely filed; (iii) for the past five (5) years, or, to the extent unresolved prior thereto, neither the Company nor any of the Company Subsidiaries has received any written notice of, or is the subject of, or to the Knowledge of the Company, is the subject of or threatened with, any claim or proceeding alleging a violation of or non-compliance by the Company or such Company Subsidiary with any applicable Environmental Law or alleging liability of the Company or such Company Subsidiary under any Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances; (iv) there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law; (v) except as set forth in the Company Disclosure Letter, no underground storage tanks are located at the properties owned, operated or leased by the Company or any of the Company Subsidiaries, and to the Knowledge of the Company, no such underground storage tanks have Released any Hazardous Substance in a manner that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law; (vi) no Order or Liens pursuant to Environmental Laws that remain outstanding or in place have been or are imposed on the Company or any Company Subsidiary or on any property owned or operated by the Company or any Company Subsidiary, and to the Knowledge of the Company, no such Orders or Liens have been threatened; and (vii) neither the Company nor any Company Subsidiary has assumed by Contract any liabilities or obligations of any other Person pursuant to Environmental Laws.

(b) The Company has delivered to, or has otherwise made available for inspection by Parent, all third party written assessments, investigation reports or similar documents in the possession, control or custody of the Company or any of the Company Subsidiaries which identify any environmental, worker health and safety, Releases of Hazardous Substances from underground storage tanks or other Releases of Hazardous Substances, in each case, that would reasonably be expected to result in a Company Material Adverse Effect.

Section 5.20 Anti-Takeover Provisions.

(a) Assuming the accuracy of the representation contained in Section 4.12, no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the restrictions on “business combinations” with an “interested shareholder” set forth in the Company Charter, as it relates to the execution, delivery and performance of this Agreement and the consummation of the Merger, the Offer and the other transactions contemplated by this Agreement.

(b) There is no other state anti-takeover statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 5.21 Insurance. The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under the insurance policies maintained by the Company and the Company Subsidiaries and have not received written notice that they are in default with respect to any obligations under such policies other than as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, the Company or any Company Subsidiary, other than as would not have a Company Material Adverse Effect. There are no material claims by the Company or any Company Subsidiary pending as of the date of this Agreement under any insurance policy as to which coverage has been denied or disputed or, to the Knowledge of the Company, threatened to be denied or disputed.

Section 5.22 Anti-Corruption Laws. During the five (5) years prior to the date of this Agreement, (i) the Company is and has been in compliance in all respects with the U.S. Foreign Corrupt Practices Act and in compliance with all other applicable Anti-Corruption Laws, except where noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect and (ii) none of the Company or any Company Subsidiary is or has been the subject of any investigation, inquiry or Legal Proceeding regarding any offense or alleged offense under the U.S. Foreign Corrupt Practices Act or any other applicable Anti-Corruption Laws, and no such investigation, inquiry or Legal Proceedings are pending and, to the

Knowledge of the Company, none is threatened, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have established, implemented and continue to maintain internal controls and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, including controls and procedures designed to ensure that the employees and agents of, and all other Persons who perform or have performed services for or on behalf of, the Company or any of the Company Subsidiaries do not make payments in violation of applicable Anti-Corruption Laws.

Section 5.23 International Trade Compliance.

(a) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the five (5) years prior to the date of this Agreement, the Company and the Company Subsidiaries are and have been in compliance with, and have not engaged in any conduct sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been during the five (5) years prior to the date of this Agreement, any formal or informal governmental proceedings, allegations, or inquiries pending, expected or, to the Knowledge of the Company, threatened in writing against the Company, any of the Company Subsidiaries concerning violations or potential violations of, or conduct sanctionable under any applicable Sanctions Law.

(b) None of the Company, the Company Subsidiaries or Company Board members, officers or directors of the Company or the Company Subsidiaries, is a Sanctioned Person. No Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (i) is engaging in any transactions or other activity, directly or indirectly, with any Sanctioned Person or any Person located, organized or resident in a Sanctioned Country or (ii) has exported, reexported, or retransferred any article, item, component, software, technology, service or technical data or taken any other act in violation of any export control Laws, including the U.S. Export Administration Regulations.

Section 5.24 Material Customers and Suppliers. Section 5.24 of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of (a) the top fifteen (15) third-party customers (by annual recurring revenue) of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on December 31, 2022 and for the period ending on the Latest Balance Sheet Date (each, a “Major Customer”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Customer during such period, (b) the top fifteen (15) third-party suppliers and service providers, including co-manufacturers or co-packers (by spend) of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on December 31, 2022 and for the period ending on the Latest Balance Sheet Date (each, a “Major Supplier”) and the amount of consideration paid to each Major Supplier by the Company and the Company Subsidiaries during such period and (c) the top fifteen (15) (by revenue) of the resellers and distributors of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on December 31, 2022 and for the period ending on the Latest Balance

Sheet Date (each a “Major Reseller”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Reseller during such period. Except as set forth in Section 5.24 of the Company Disclosure Letter, during the twelve (12) months prior to the date of this Agreement (i) there has been no dispute with any Major Customer, Major Supplier, Major Reseller or material customer of a Major Reseller, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) there has been no termination or material modification (including any material price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company and the Company Subsidiaries and any Major Customer, Major Supplier, Major Reseller or any material customer of any Major Reseller, in each case that has had a material and adverse impact on the business of the Company and the Company Subsidiaries, taken as a whole and (iii) the Company and the Company Subsidiaries have not received written notice from any Major Customer, Major Supplier or Major Reseller, in each case, to the effect that any such Major Customer, Major Supplier, Major Reseller will materially and negatively alter its relationship with the Company or any of the Company Subsidiaries, as applicable, or will otherwise materially and adversely change its pricing terms.

Section 5.25 Product Safety; Food Law Matters.

(a) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, for the three (3) years prior to the date of this Agreement, all products produced, sold or distributed by the Company and the Company Subsidiaries: (i) have been and are properly manufactured, produced, handled, and stored by the Company and the Company Subsidiaries in compliance with all applicable Food Laws, and have been and are properly packaged and labelled in compliance with all applicable Food Laws; and (ii) complied and are in compliance with all applicable Food Laws and other Laws applicable to the production, sale, storage, processing, marketing and delivery of such products.

(b) For the three (3) years prior to the date of this Agreement, none of the Company or any Company Subsidiary has (i) sold or distributed, any products that were “adulterated”, “misbranded” or otherwise violative within the meaning of the FDCA or under any other similar applicable Food Law, (ii) committed a “prohibited act” under the FDCA or other similar applicable Food Law, or (iii) made any material false statement or material omission in any materials or information provided to any Governmental Entity, or required to be maintained by any Governmental Entity, or in any Legal Proceeding relating to the Company’s products.

(c) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, all of the Company’s and the Company Subsidiaries’ products are manufactured and held (to the extent held by the Company or any Company Subsidiary) in a facility registered with the FDA (or, as applicable, other Food Authority), and such registration has been renewed biannually. Other than as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable foreign, state and local permitting, licensing, and registration requirements under the applicable Food Laws. Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary, and, to the Knowledge of the Company, each of their respective vendors and suppliers, are in compliance with all of its internal and food safety management policies, plans and procedures, including food traceability and hazards, and all such policies, plans and procedures are in compliance with applicable Laws.

(d) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, for the three (3) years prior to the date of this Agreement, none of the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Persons that manufacture, process, package, supply ingredients and packaging materials for or distribute the Company’s or any Company Subsidiary’s products or any other facilities in which such products are manufactured, processed, packaged or held have been subject to any, FDA Form 483, warning letter, finding of deficiency, import alert, import detention, suspension or withdrawal of inspection or registration, penalty assessment or any other compliance or enforcement Legal Proceeding, from or by any Governmental Entity with respect to its or its products’ compliance with the applicable Food Laws, nor are there any such Legal Proceedings pending or, to the Knowledge of Company, threatened.

(e) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth on Section 5.25(e) of the Company Disclosure Letter, during the three (3) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal, stock recovery or replacement, safety alert or corrective action whether internal or external, relating to an alleged lack of safety or regulatory compliance of any product and, to the Knowledge of the Company, there are no facts or circumstances that would cause any Governmental Entity to require the recall, field alert, field correction, market withdrawal, stock recovery or replacement, safety alert, reformulation, relabeling or suspension of manufacturing, promotion, importation or sale of any product of the Company or the Company Subsidiaries.

(f) For the past three (3) years, the Company and each Company Subsidiary, as applicable, and as consistent with the food safety plan for each applicable facility, has conducted periodic audits and inspections of its material suppliers, and none of these inspections or audits have resulted in material findings relating to applicable Food Laws.

(g) Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the marketing and promotional materials used by the Company or any Company Subsidiary, including sales brochures, product labels and labeling, advertising and promotional claims in any format (whether print or website content or otherwise) is, or has been, materially false or misleading.

(h) As of the date hereof, the Company provides all required warnings for the Company’s and the Company Subsidiaries’ products in compliance with California’s Safe Drinking Water and Toxic Enforcement Act of 1986 as in effect on the date hereof.

(i) There are, and during the three (3) years prior to the date of this Agreement there have been, no product warranty claims, or series of related product warranty claims, or other Legal Proceedings that restricts or restrains, or otherwise imposes any condition, restriction, qualification or limitation on, the manufacture, sale or distribution of the Company’s or any Company Subsidiary’s products currently pending or, to the Knowledge of Company, threatened in writing against the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) To the Knowledge of Company, none of the Company’s or any Company Subsidiary’s products that are currently released to the market (i) pose a significant or unreasonable risk of illness or injury when consumed in the intended manner and in accordance with the label directions of such product or (ii) are currently reportable under the dietary notification or reporting pursuant to the FDA’s reportable food registry or any applicable similar reporting requirement maintained by an equivalent Food Authority having authority over the Company or any Company Subsidiary. Other than as would not have, individually or in the aggregate, a Company Material Adverse Effect, during the past three (3) years, neither the Company nor any Company Subsidiary has submitted any reports to the FDA reportable food registry.

(k) During the three (3) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has been excluded, debarred or suspended from participation under any government program pursuant to any applicable Food Law, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.26 Interested Party Transactions. Except as disclosed in the Company SEC Documents, during the three (3) years prior to the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 5.27 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”) is entitled to any broker’s, finder’s, financial advisor’s success fee or premium, or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates. The Company has made available to Parent a true and complete copy of any engagement letter or other Contract between the Company and the Company Financial Advisor relating to the transactions contemplated by this Agreement.

Section 5.28 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement and subject to the limitations and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly (and in any event, within two (2) Business Days) following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of said opinion to Parent solely for informational purposes.

Section 5.29 Antitrust. To the Knowledge of the Company, no fact or circumstance exists with respect to the Company’s or any Company Subsidiary’s businesses that would reasonably be expected to prevent the satisfaction of any of the conditions set forth in clauses (b)(i), b(ii) and (b)(iii) of Annex I (in the case of (b)(iii), solely with respect to Regulatory Laws).

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01 Conduct of Business by the Company. Except (i) as set forth in Section 6.01 of the Company Disclosure Letter; (ii) as expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with Section 9.01) or the Effective Time (the “Pre-Closing Period”), (A) the Company shall use its commercially reasonable efforts to, and to cause each Company Subsidiary to, (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business in all material respects consistent with past practice and (y) ensure that it preserves intact in all material respects its current business organization, assets and technology, and maintains in all material respects its relations and goodwill with material customers, resellers, suppliers, landlords, and other Persons having material business relationships with the Company and (B) the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other equity interests or voting securities, other than dividends paid by any direct or indirect wholly owned Company Subsidiary to the Company or to any other direct or indirect wholly owned Company Subsidiary; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 6.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with “net exercises”), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plan, (C) acquisition of Company Common Stock in connection with the forfeitures or expiration of Company Stock Awards, or (D) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws): (i) any shares of capital stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Common Stock (x) upon the due exercise, vesting or settlement of Company Stock Awards issued pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or (y) prior to or in connection with the Final Offering, pursuant to the Company ESPP, (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries, or (C) the grant of any Liens to secure obligations of the Company or any Company Subsidiaries in respect of any Indebtedness permitted under clause (g) below; (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any Company Stock Awards or other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (v) any Company Voting Debt;

(c) (i) amend the Company Charter or the Company Bylaws; (ii) amend in any material respect the charter or organizational documents of any Company Subsidiary, (iii) otherwise take any action to exempt any Person from any provision of the Company Charter or the Company Bylaws, or (iv) amend any term of any securities in the Company or any of the Company Subsidiaries, except, in the case of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of NASDAQ;

(d) create any Company Subsidiary that is not, directly or indirectly, wholly owned by the Company;

(e) make or adopt any material change in its financial accounting methods, principles or practices, except as may be required by a change in GAAP (or any official interpretation thereof) or Law;

(f) directly or indirectly acquire or agree to acquire in any transaction, any equity interest in, or any material portion of the business or assets of, any Person or division thereof;

(g) sell, lease (as lessor), license, mortgage, assign to a third party, abandon, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets (whether material individually or in the aggregate) or any material interests therein other than: (i) pursuant to Contracts in existence on the date of this Agreement that have been disclosed or made available to Parent; or (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h) incur any Indebtedness, except for (i) the incurrence of Indebtedness not to exceed $5,000,000 individually and $10,000,000 in the aggregate, so long as (x) such Indebtedness can be prepaid in full at par at any time without premium or penalty, (y) such Indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) and (z) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, trigger a right of conversion into Company Common Stock under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Company or any Company Subsidiary under, or result in the creation of any Lien under such Indebtedness, or would reasonably likely require the preparation or delivery of separate financial statements of the Company and/or any Company Subsidiaries following the Closing; (ii) Indebtedness in replacement of Indebtedness for borrowed money of the Company or any Company Subsidiaries outstanding as of the date hereof and with a scheduled maturity of one year or less after the date of such replacement, in the same or a lesser principal amount (other than customary fees, costs, expenses and issuance discount arising in connection with such replacement) and on terms (other than margin and yield so long as on reasonable and customary terms) that are not materially less favorable to the Company in the aggregate than the Company’s Indebtedness being replaced, so long as (x) such replacement Indebtedness can be prepaid in full at par at any time without premium or penalty, (y) such replacement Indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) and (z) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, trigger a right of conversion into Company Common Stock under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Company or any Company Subsidiary under, or result in the creation of any Lien under such Indebtedness, or would reasonably likely require the preparation or delivery of separate financial statements of the Company and/or any Company Subsidiaries following the Closing; or (iii) Indebtedness solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(i) except as required by the express terms of any Company Benefit Plan or Collective Agreement, in each case as in effect on the date hereof (i) (A) establish, adopt, amend or terminate any Collective Agreement or (B) establish, adopt, amend or terminate any Company Benefit Plan, or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than (x) any such amendments to existing Company Benefit Plans that do not materially increase the annual cost to the Company of maintaining such Company Benefit Plan or (y) any new individual agreement or arrangement that would be a Company Benefit Plan that provides de minimus benefits; provided that no such amendment shall include or increase any severance payments; (ii) increase in any manner the compensation (including severance, change in control and retention compensation) of any current or former employees of the Company or the Company Subsidiaries (including by designating any employee as a “Level 1 Eligible Employee” or a “Level 2 Eligible Employee”, each as defined in and pursuant to the terms of the Company Severance Plan); (iii) pay or award, commit to pay or award, or increase the amount of any bonuses or incentive compensation (whether cash, equity or equity-based), including any transaction-related bonuses or severance or retention payments; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate the time of vesting, payment, lapsing of restrictions or funding of any award under any Company Benefit Plan or otherwise;

(j) (i) hire any employee or engage any contractor other than any employee hires or contractor engagement in the ordinary course of business consistent with the Company’s past practice for positions below the level of vice president and/or whose targeted annual base salary is less than $300,000 with respect to employee hires; (ii) promote any existing employee of the Company whose targeted annual base salary is greater than or equal to $300,000; or (iii) terminate the employment of any such employee set forth in the preceding subsection (ii) other than for cause as determined in the sole discretion of the Company;

(k) settle or compromise any Legal Proceeding, or release, dismiss or otherwise dispose of any claim (including against any third party), liability, obligation or arbitration, other than settlements or compromises of Legal Proceedings that involve the payment of monetary damages by the Company or any Company Subsidiary in an amount not in excess of $2,000,000 individually or $5,000,000 in the aggregate and that do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business, assets or operations of the Company and the Company Subsidiaries;

(l) encumber, sell, transfer, convey title (in whole or in part), license or otherwise dispose of any Company Intellectual Property, other than (i) non-exclusive licenses granted to service providers solely for the purposes of providing services to the Company and the Company Subsidiaries and (ii) encumbrances of Company Intellectual Property (other than material Company Intellectual Property), in each case of (i) and (ii), in the ordinary course of business consistent with past practice;

(m) cancel, compromise, assign, waive or release any material right or claim under Company Intellectual Property, any Real Estate Lease or any Material Contract (or any contract that would constitute a Material Contract if in effect as of the date of this Agreement), or take any action or fail to take any action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Intellectual Property;

(n) modify in any material respect any policies of the Company and the Company Subsidiaries relating to privacy, data protection, and the Processing of Personal Data, in each case, posted or otherwise made public (“Privacy Policies”), in a manner that would materially restrict the ability of Parent or its Affiliates or the Company or the Company Subsidiaries to Process Personal Data currently Processed by the Company or the Company Subsidiaries (beyond the restrictions currently contained in such Privacy Policies), unless required otherwise by Privacy Laws;

(o) make (other than in the ordinary course), change or revoke any material election with respect to Taxes or Tax matters, file any material amended Tax Return, change any material accounting method or accounting period for Taxes, settle or compromise any material Tax liability or material Legal Proceeding with a taxing authority, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund, or apply for or request any Tax ruling;

(p) incur any capital expenditures in excess of (i) with respect to calendar year 2023, the Company’s existing budget for capital expenditures as approved by the Company Board and made available to Parent or (ii) with respect to calendar year 2024, $78,100,000.00;

(q) materially amend, modify, renew or terminate, any Real Estate Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, to the extent such Real Estate Lease or new lease, sublease, license or other agreement would have annual rental obligations in excess of $1,000,000;

(r) enter into a new category of product line or abandon or discontinue any material existing category of product line;

(s) other than in the ordinary course of business consistent with past practice, enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any Person other than a Company Subsidiary any Material Contract or any contract that would constitute a Material Contract if in effect as of the date of this Agreement;

(t) except as provided under this Agreement, adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy Law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(u) make or forgive any loan to, or make any capital contributions to or investments in, any other Person (other than (i) the advancement of expenses to its employees in connection with the performance of their duties in the ordinary course of business consistent with past practice, (ii) to any wholly-owned Subsidiary in the ordinary course of business consistent with past practice, and (iii) advances to directors and officers required to be made pursuant to any indemnification or advancement obligations in the Company Charter, the Company Bylaws, the governing documents of any Company Subsidiary, or any employment agreement or indemnification agreement to which the Company or any Company Subsidiary is party (in each case, a true and complete copy of which has been made available to Parent prior to the date of this Agreement));

(v) amend, terminate or allow to lapse (without renewal of a similar permit) any material Permits of the Company in a manner that materially and adversely impacts the ability of the Company to conduct its business;

(w) amend any engagement letter between the Company and any financial advisor described in Section 5.27, or enter into a new engagement letter with any such financial advisor; or

(x) authorize, resolve, or enter into any binding commitment to take any of the foregoing actions.

Section 6.02 No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations or activities prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.03 No Solicitation by the Company; Company Recommendation.

(a) Except as expressly permitted by this Section 6.03, the Company shall, and shall cause the Company Subsidiaries and its and the Company Subsidiaries’ directors, officers and employees to, and shall cause its and the Company Subsidiaries’ other Representatives to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with, and the provision of any nonpublic information to, any Persons that may be ongoing with respect to any Alternative Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Alternative Proposal; (ii) (A) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, entered into a confidentiality agreement with the Company or any Company Subsidiary that would reasonably be expected to result in an Alternative Proposal and (B) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any such Person (provided that the Company Board shall be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make an Alternative Proposal directly to the Company Board in accordance with the terms of this Section 6.03); (iii) during the Pre-Closing Period, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate the submission of an Alternative Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Alternative Proposal, (B) furnish information, or afford access to the business, employees, officers, contracts, properties, assets, books and records or other aspects of the Company and the Company Subsidiaries, to any Person in connection with, or that would reasonably be expected to result in an Alternative Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Alternative Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Alternative Proposal; provided, that, the Company and the Company Subsidiaries and its and their Representatives may (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person or group of Persons (including by requesting that such terms and conditions be conveyed in writing) solely to determine whether such inquiry or proposal constitutes or would reasonably be expected to result in a Superior Proposal, if and only if the Company Board has determined in good faith (after consultation with its financial and outside legal advisors) that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law or (y)

inform a Person or group of Persons that has made an Alternative Proposal of the provisions of this Section 6.03; and (iv) during the Pre-Closing Period, not, directly or indirectly, (A) approve, agree to, accept, endorse, adopt, recommend or submit or agree to submit to a vote of its shareholders any Alternative Proposal, or propose publicly to do any of the foregoing, (B) fail to make, or withdraw, qualify, modify or amend the Company Recommendation (or recommend an Alternative Proposal), (C) take any action to exempt any Person from Article X of the Company Charter, the provisions of Section 203 of the DGCL or any other applicable state takeover statute, (D) make any public statement, filing or release inconsistent with the Company Recommendation, (c) fail to publicly reaffirm the Company Recommendation within three (3) Business Days after Parent so requests in writing; provided that Parent may make such a request no more than three (3) times in the aggregate, and no more than one time in any ten (10)-day period, or (F) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) days after the commencement of such Alternative Proposal, (G) commit or agree to do any of the foregoing (any of the foregoing clauses (A) through (G) in this subsection (iv), an “Adverse Recommendation Change”), or (H) enter into any letter of intent, agreement in principle, term sheet, expense reimbursement provision, merger agreement, acquisition agreement, option agreement or other similar instrument (except for Acceptable Confidentiality Agreements) relating to or providing for any Alternative Proposal or a potential Alternative Proposal. It is agreed that any breach of the restrictions set forth in this Section 6.03 by any Affiliate of the Company or any Representative of the Company (acting as such) shall constitute a breach of this Section 6.03 by the Company.

(b) Notwithstanding anything to the contrary in Section 6.03(a), if following the date hereof and prior to the Acceptance Time the Company or any Company Subsidiary or any of their Representatives receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a breach of this Agreement) from any Person or group of Persons, the Company and its Representatives may, prior to (but not after) the Acceptance Time, if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish information, and afford access to the business, employees, officers, contracts, properties, assets, books and records or other aspects of the Company and the Company Subsidiaries, to the Person or group of Persons who made such Alternative Proposal and such Person’s or group’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has previously furnished, made available or provided access to Parent to any such information, or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into or otherwise participate in any discussions or negotiations with any Person or group and its Representatives (including solicitations of revised Alternative Proposals) regarding such Alternative Proposal. All such information provided to Parent shall be subject to the terms of the Confidentiality Agreement.

(c) Reasonably promptly (and in any event within forty-eight (48) hours) following receipt of any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent in writing of the receipt of such Alternative Proposal, and the terms and conditions of such Alternative Proposal (including, in each case, the identity of the Person making any such Alternative Proposal), and the Company shall as reasonably promptly as practicable provide to Parent (i) a complete and unredacted copy of such Alternative Proposal and all related transaction documentation (including drafts), if in writing or, in lieu thereof, (ii) a written summary of the material terms of such Alternative Proposal. In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the status and terms and conditions (including amendments or proposed material amendments to) of such Alternative Proposal and none of the Company or any Company Subsidiary or any of their Representatives will, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by this Section 6.03(c) to Parent.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Acceptance Time, (i) if (A) the Company receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a breach of this Section 6.03) that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, and (B) the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(c) to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if (A) in response to material events, changes or developments in circumstances, unrelated to an Alternative Proposal or any inquiry, proposal, discussion, offer or request that would reasonably be expected to result in an Alternative Proposal, that were not known by, nor reasonably foreseeable to, the Company Board as of the date hereof (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof); provided, that, for the avoidance of doubt, (x) the fact in and of itself that the Company or Parent meets or exceeds projections, forecasts or estimates and (y) changes in and of themselves in the price of the Company Common Stock or Parent Common Stock or the trading volume thereof shall, in each case, be considered known and reasonably foreseeable occurrences and (B) the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change; provided, that the Company Board may not make an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.03(d) unless:

(1) the Company shall have first provided prior written notice (a “Company Notice”) to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the Company’s intention to take any action permitted under this Section 6.03(d), which Company Notice shall, if applicable, specify the reasons for the proposed Adverse Recommendation Change and, if applicable, the terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and, if applicable, provide complete and unredacted copies of all related transaction documentation (subject to customary redactions of any debt financing documents) (it being agreed that the provision of such Company Notice shall not constitute an Adverse Recommendation Change); and

(2) prior to making an Adverse Recommendation Change and/or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall, and shall use reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, (x) in the case of Section 6.03(d)(i), such Alternative Proposal ceases to constitute a Superior Proposal and (y) in the case of Section 6.03(d)(ii), the Company Board can determine in good faith, after consultation with outside counsel, that the failure to make an Adverse Recommendation Change would not reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. In the event of any material revisions to an Alternative Proposal constituting a Superior Proposal, the Company shall be required to deliver a new Company Notice to Parent and to comply with the requirements of this Section 6.03(d) with respect to such new Company Notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period.

For the avoidance of doubt, if Parent, within four (4) or two (2) Business Days, as applicable, following its receipt of a Company Notice relating to an Alternative Proposal makes a written, binding, and irrevocable offer that, as determined in good faith by the Company Board (after consultation with its outside counsel and financial advisors), results in the applicable Alternative Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 9.01(d) as a result of such Alternative Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside legal advisors, failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided that this Section 6.03(e) shall not permit the Company or the Company Board to make an Adverse Recommendation Change except as expressly set forth in Section 6.03(d).

(f) For purposes of this Agreement:

(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company and a third party (including any “group” as defined pursuant to Section 13(d) of the Exchange Act); (B) sale, contribution or other disposition, directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting or equity securities of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group”

which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting or equity securities of the Company; (c) any liquidation, dissolution, recapitalization, extraordinary corporate dividend or other significant corporate restructuring of the Company or any Company Subsidiary, the business of which constitutes 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (F) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of the Company Subsidiaries whose business accounts for more than 20% of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) in which the stockholders of the Company (or such Company Subsidiary) prior to such transaction will not own at least 80%, directly or indirectly, of the surviving company; or (G) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement or any other proposal or offer by Parent or any Affiliate thereof).

(ii) “Superior Proposal” means any bona fide written proposal or offer with respect to an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 50.1%) made by a Person or “group”, on terms which the Company Board determines in its good faith (after consultation with its financial and outside legal advisors) to be more favorable to the holders of Company Common Stock (solely in their capacity as such) from a financial point of view than the Merger and the Offer, taking into account all the terms and conditions of such proposal and this Agreement and taking into account all other financial, legal, regulatory and other aspects of such Alternative Proposal (including the conditionality, and the timing and likelihood of consummation of such proposal).

(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality, use and standstill provisions that are no less restrictive of, and no more favorable to, a third party or “group” that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives; provided, however, that such confidentiality agreement shall not (i) prohibit compliance by the Company with any of the provisions of this Section 6.03, (ii) provide for any expense reimbursement, or (iii) be required to include any standstill or similar provisions that would prohibit the making or amendment of any Alternative Proposal.

Section 6.04 Conduct of Business by Parent. Except (i) as set forth in Section 6.04 of the Parent Disclosure Letter; (ii) as expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, (A) Parent shall use its commercially reasonable efforts to, and to cause each Parent Subsidiary to, (x) conduct the business of Parent and each Parent Subsidiary in the ordinary course of business in all material respects consistent with past practice and (y) ensure that it preserves intact in all material respects its current business organization, assets and technology, and maintains in all material respects its relations and goodwill with material customers, resellers, suppliers, landlords, and other Persons having material business relationships with Parent and (B) Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, other equity interests or voting securities, other than (A) dividends paid by any direct or indirect wholly owned Parent Subsidiary to Parent or to any other direct or indirect wholly owned Parent Subsidiary, (B) in connection with transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 3.01(d) and for which the proper adjustment is made, or (C) regular quarterly cash dividends declared in the ordinary course of business; or (ii) other than as permitted by Section 6.04(b), split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than (A) transactions involving only wholly owned Parent Subsidiaries or (B) in connection with transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 3.01(d) and for which the proper adjustment is made;

(b) issue, deliver, sell or grant: (i) any shares of capital stock or other equity interests or voting securities of Parent or any Parent Subsidiary other than (A) the issuance of Parent Common Stock upon the due exercise, vesting or settlement of awards issued pursuant to the benefit plans of Parent, or (B) transactions solely between or among Parent and the wholly owned Parent Subsidiaries or between or among wholly owned Parent Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary; (iv) any awards issued under benefit plans of Parent or other rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary, other than the issuance of awards pursuant to benefit plans of Parent in the ordinary course; or (v) any Parent Voting Debt;

(c) amend the Parent Governing Documents in a manner that would be materially and disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock or delay in any material respect the consummation of the transactions contemplated hereby, including the Parent Stock Issuance, except as may be required by Law or the rules and regulations of the NYSE;

(d) with respect to Parent, adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(e) authorize, resolve, or enter into any binding commitment to take any of the foregoing actions.

ARTICLE VII

Additional Agreements

Section 7.01 Certain Filings. The Company and Parent shall cooperate with one another in connection with the preparation of the Form S-4, the Schedule 14D-9 and the Offer Documents and any other documents required to be filed by the Company, Parent or Merger Sub with the SEC in connection with the Merger, the Offer and the other transactions contemplated hereby, including furnishing information reasonably required in connection therewith.

Section 7.02 Access to Information; Confidentiality.

(a) Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, during the Pre-Closing Period, to all their respective properties, facilities, officers, employees, books and records and other assets and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent and its Representatives all other information in the possession of the Company or any Company Subsidiary concerning its business, properties, operations, assets, liabilities and personnel as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to permit such access, make such disclosure or furnish any such materials, (i) to the extent it determines, after consultation with counsel, that such disclosure or access would (x) result in the loss of any attorney-client privilege (provided that the Company shall notify Parent that it is proposing to withhold such information and shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (y) violate any Law (provided that the Company shall notify Parent that it is proposing to withhold such information and shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law); or (ii) with respect to any information (A) concerning Alternative Proposals, which shall be governed by Section 6.03; (B) regarding the deliberations of the Company Board or any committee thereof with respect to the transactions contemplated hereby or any similar transaction or transactions with any other Person (except as contemplated in Section 6.03), the entry into the Agreement, or any materials provided to the Company Board or any committee thereof in connection therewith; or (C), prepared by the Company’s, the Company Board’s, or any committee’s financial, accounting, or legal advisors. All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement.

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to this Section 7.02 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice or limit in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

Section 7.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) promptly preparing all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) promptly taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) within ten (10) Business Days following the date of this Agreement, make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (B) within ten (10) Business Days following the date of this Agreement, make an appropriate and complete filing of a notification pursuant to subsection 114(1) of the Canadian Competition Act, provided that Parent shall also make a request for an advance ruling certificate pursuant to section 102 of the Canadian Competition Act or a “no action” letter indicating that the Commissioner of Competition appointed under subsection 7(1) of the Canadian Competition Act or any person designated to perform functions on behalf of the Commissioner of Competition (collectively, the “Commissioner”) does not, at that time, intend to make an application under section 92 of the Canadian Competition Act, and (C) make all other filings pursuant to other applicable Regulatory Laws in respect of the transactions contemplated hereby. The Company shall use its reasonable best efforts to help Parent prepare all post-Closing filings that Parent deems advisable to make. Each of Parent and the Company shall supply promptly to the other party any additional information or documentation that may be required pursuant to the HSR Act or the Canadian Competition Act filings or any other filings required under other applicable Regulatory Laws. Parent shall pay the filing fees under the HSR Act, the Canadian Competition Act or other applicable Regulatory Law filings, but the Company shall bear its own costs for the preparation of any such filings.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 7.03(a) to obtain all Governmental Approvals under the HSR Act or any other Regulatory Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case regarding any of the transactions contemplated hereby; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication

(and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity, in each case regarding any of the transactions contemplated hereby. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 7.03(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) Parent and the Company shall, as promptly as practicable, use their respective reasonable best efforts to obtain all necessary consents, approvals, waivers, and clearances required under the HSR Act or other applicable Regulatory Laws prior to the End Date with respect to the transactions contemplated by this Agreement, including (i) to secure the expiration or termination of any applicable waiting period; (ii) to obtain the applicable Governmental Approvals; (iii) to resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Entity; and (iv) to prevent the entry of, and to have vacated, lifted, reversed, or overturned, any decree, judgment, injunction or order under or based upon any Regulatory Law that would prevent, prohibit, make unlawful, restrict, or delay the Closing, which would include any private action or a similar action brought by a Governmental Entity. Without the prior written consent of the Company, Parent shall not withdraw any filing made under any Regulatory Law (provided, however, that Parent may “withdraw and refile” its initial filing under the HSR Act one time in the manner prescribed by 16 C.F.R. § 803.12(c) without the Company’s prior written consent), and without the prior written consent of the other party (which shall not be unreasonably delayed, conditioned or withheld) each of Parent and the Company shall not enter into any agreement with any Governmental Entity not to consummate or to delay consummation of the transactions contemplated by this Agreement. Parent and the Company shall use their respective reasonable best efforts to certify substantial compliance with any so-called “Second Request” issued by the FTC or DOJ or equivalent request from any other applicable Governmental Entity within 120 calendar days following the issuance of such a request; provided, further, that Parent shall have a duty to agree, prior to the End Date, to any structural or conduct relief related to the assets or businesses of the Parent or its Affiliates, or the Company or its Affiliates, required to satisfy the conditions set forth in clauses (b)(i), (b)(ii) and (b)(iii) of Annex I (in the case of (b)(iii), solely with respect to Regulatory Laws) and, at the request of the Company, to defend through litigation, including through appeals, any claims asserted in any court (including, but not limited to, the FTC’s administrative court and the Canadian Competition Tribunal) by any Governmental Entity or other Person challenging the transactions contemplated by this Agreement under Regulatory Laws. Notwithstanding the foregoing and anything to the contrary in this Agreement, neither Parent nor the Company nor any of their respective Affiliates shall be required to, and the Company shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole after giving effect to the Closing, but, in each case, measured on a scale relative to the size of the Company and the Company Subsidiaries, taken as a whole, prior to the Closing. Notwithstanding the foregoing and anything to the contrary in this Agreement, in no event will the Company, Parent or any of their respective Subsidiaries be required to effect any remedy, requirement, condition, limitation, understanding, agreement or order, or take any action with respect thereto, pursuant to this Section 7.03(c) that is not conditioned upon the Closing occurring.

(d) Parent and the Company shall be mutually responsible for (i) all substantive communications with any applicable Governmental Entity; and (ii) all strategic decisions regarding the HSR Act and other applicable Regulatory Law approvals.

(e) Each of Parent and the Company shall not, and shall not permit any of its respective Affiliates to, acquire or make any non-passive investment in any Person or any division or assets thereof that would, or would reasonably be expected to, prevent or result in a material delay in the satisfaction of any of the conditions forth in clauses (b)(i) through (iii) of Annex I (in the case of (b)(iii), solely with respect to Regulatory Laws).

Section 7.04 Third-Party Consents. During the Pre-Closing Period, the Company shall use its commercially reasonable efforts to give all notices to, and obtain, or cause to be obtained, all Consents required from third parties in connection with the transactions contemplated by this Agreement, but excluding Consents of Governmental Entities, which are governed by Section 7.02(a); provided, however, that the Company shall not be permitted to pay, and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any third party from whom Consent is required.

Section 7.05 Indemnification, Exculpation and Insurance.

(a) For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (each, an “Indemnified Person”) as provided in their respective governing or organizational documents and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement (and copies of which have been made available to Parent), shall continue in full force and effect in accordance with their terms, and Parent shall cause each of the Surviving Corporation and the Company Subsidiaries to perform their respective obligations thereunder.

(b) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries or provide substitute policies for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, in either case, of not less than the existing coverage and amount and having other terms not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”). In lieu of such insurance, prior to the Closing Date, the Company may, at its sole option, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and the Company Subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount.

(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.05.

(d) The provisions of this Section 7.05 (i) shall survive consummation of the Offer and the Merger, and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and Representatives.

(e) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.05.

Section 7.06 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby.

(b) Subject to applicable Law, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, as applicable, if (i) any representation or warranty made by such respective party contained in this Agreement becomes untrue or inaccurate such that (A) with respect to the Company, the Offer Conditions set forth in clause (b)(iv) of Annex I would reasonably be expected to be incapable of being satisfied by the Expiration Date or a Company Material Adverse Effect would reasonably be expected to occur, or (B) with respect to Parent, a Parent Material Adverse Effect would reasonably be expected to occur, or (ii) either party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that (A) with respect to the Company, the Offer Conditions set forth in clause (b)(v) of Annex I would reasonably be expected to be incapable of being satisfied by the Expiration Date or a Company Material Adverse Effect would reasonably be expected to occur, or (B) with respect to Parent, a Parent Material Adverse Effect would reasonably be expected to occur; provided, however, (y) no such notification shall limit or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (z) a party’s failure to comply with this Section 7.06 shall not, in and of itself, provide the other party the right not to effect the transactions contemplated hereby or result in the failure of an Offer Condition.

(c) The Company shall keep Parent reasonably informed regarding any suit, action, books and records demand or other proceeding commenced or, to the Knowledge of the Company, threatened against the Company or its current or former directors or officers by any stockholder of the Company relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby (“Transaction Litigation”). Subject to the preservation of attorney-client privilege and to applicable Law, the Company shall consult with Parent with respect to, and give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation, provided, that this Section 7.06 shall not give Parent the right to control such defense, and that the Company shall control such defense (subject to its obligations under this Section 7.06). The Company shall not settle or compromise or offer to settle or compromise any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.06(b), any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 3.03.

Section 7.07 Section 16 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.08 Stock Exchange De-listing and Listing.

(a) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and rules and policies of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time.

(b) Prior to the Effective Time, Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and rules and policies of the NYSE to cause the shares of Parent Common Stock to be issued in the Parent Stock Issuance to be approved for listing on the NYSE, subject to official notice of issuance.

Section 7.09 14d-10. Prior to the Acceptance Time, the Company (acting through the Company Board and/or the compensation committee of the Company Board, as appropriate) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any arrangements that have been, or after the date of this Agreement will be, entered into by the Company or any of the Company’s Subsidiaries with any current or former officer, director, employee or other service provider, and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 7.10 Public Announcements. Except with respect to any Adverse Recommendation Change in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Offer, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, each party may make public statements with respect to this Agreement and the transactions contemplated hereby, including, with respect to Parent, their effect on Parent’s business and its financial projections, with investors and analysts, so long as such statements are not inconsistent with the press releases previously issued and agreed upon by the parties. Subject to Section 7.12(f), nothing in this Section 7.10 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement. Notwithstanding the foregoing, (i) but subject to compliance with Section 6.03, the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Alternative Proposal (including any “stop, look and listen” release) and (ii) Parent need not consult with the Company in connection with any press release, public statement or filing to be issued or made with respect to any Alternative Proposal or its response thereto.

Section 7.11 Resignations. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers, in their capacity as such, of the Company and its Subsidiaries (other than directors of the Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 7.12 Employment and Company Benefits.

(a) During the one (1)-year period immediately following the Closing Date (the “Post-Closing Continuation Period”) and except as otherwise provided by applicable Law, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee (other than any Company Employee who is covered by the terms of a Collective Agreement), for so long as the Company Employee remains so employed by the Surviving

Corporation or any other Affiliate of Parent, (i) annual base salary or wage rates no less favorable than the annual base salary or wage rates provided to such Company Employee immediately prior to the Closing Date; (ii) target annual or other short-term cash incentive compensation opportunities no less favorable than the target annual or other short-term cash incentive compensation opportunities provided to such Company Employee as of immediately prior to the Closing Date; provided, however, that annual cash incentive bonuses for the fiscal year in which the Effective Time occurs shall be determined under the terms of the Company’s annual cash incentive plans in effect as of the Closing Date, and (iii) other employee benefits that are no less favorable in the aggregate than the benefits provided to such Company Employee immediately prior to the Closing (excluding, in each case of this Section 7.12(a), any equity-based, long-term and transaction-related incentives, defined-benefit pension and retiree medical benefits). For purposes of this Agreement, “Company Employee” means any employee of the Company or the Company Subsidiaries who is employed at the Closing Date and who remains employed with the Surviving Corporation or any other Affiliate of Parent following the Closing.

(b) During the Post-Closing Continuation Period, Parent shall, or shall cause the Surviving Corporation to, expressly assume and honor the terms of the Company’s severance practices and policies set forth on Section 7.12(b) of the Company Disclosure Letter.

(c) Parent shall, or shall cause the Surviving Corporation to, give Company Employees full credit for such Company Employees’ service with the Company (including any predecessor entities) for purposes of eligibility, vesting, and determination of the level of benefits under any benefit plans maintained by Parent or the Surviving Corporation or any Affiliate of either in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service and shall not be provided with respect to accrual of benefits under any defined benefit pension plan or any retiree welfare plan.

(d) Parent shall, or shall cause the Surviving Corporation to, exercise commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to each Company Employee and their eligible dependents under any plan of Parent or any of its Affiliates that provides medical, dental or vision benefits in which such Company Employee participates following the Closing, other than any limitations that were in effect with respect to such Company Employee as of the Closing Date under the analogous Company Benefit Plan; (ii) honor any expenses incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date under any plan of Parent or any of its Affiliates that provides medical, dental or vision benefits in which Company Employees participate following the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date.

(e) From and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor (including, if applicable, by assuming) the terms of each Collective Agreement or similar agreement applicable to the Company Employees set forth in Section 7.12(e) of the Company Disclosure Letter to the extent required by applicable Law.

(f) Unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Closing Date, the Company will terminate the Company 401(k) Plan and all applicable sub-plans thereof, as amended from time to time (the “Terminating Plan”). The termination of the Terminating Plan shall be effective immediately prior to the Effective Time. Prior to the Effective Time, the Company shall provide Parent evidence that such resolutions to terminate the Terminating Plan have been adopted by the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to review and approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed. In the event that the Terminating Plan is terminated pursuant to this Section 7.12(f), Parent or one of its Affiliates shall have in place a tax qualified defined contribution retirement plan that permits participation as of the Closing Date by each Company Employee who was eligible to participate in such Terminating Plan immediately prior to the Closing Date (the “Parent 401(k) Plan”). The Parent 401(k) Plan shall permit each such Company Employee with an account balance or outstanding loan in the Terminating Plan to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Parent 401(k) Plan, in the form of cash or loan promissory notes as applicable, in an amount equal to all or any portion of the account balance or outstanding loan distributed to such Company Employee from the Terminating Plan.

(g) No later than twenty (20) days following the date of this Agreement, the Company shall provide Parent with a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and its Subsidiaries and calculations prepared to estimate the potential impact of Section 280G of the Code in respect of any payments made or would reasonably be expected to be made to each such disqualified individual in connection with the transactions contemplated by this Agreement. Such information shall be updated and delivered to Parent not later than ten (10) Business Days prior to the Effective Time.

(h) During the Pre-Closing Period, the Company shall provide Parent with advance copies of, and a reasonable opportunity to comment on, all material communications to Company Employees relating to employee benefits, post-Closing terms of employment and other matters arising out of or relating to this Agreement.

(i) The provisions of this Section 7.12 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.12, express or implied, shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation or any of their respective Affiliates, or preclude the ability of Parent, the Company or the Surviving Corporation or any of their respective Affiliates to terminate the employment of any employee at any time for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee or Labor Union any third party beneficiary rights or other rights or remedies under or by reason of this Agreement; or (iv) amend or modify, be deemed to amend or modify or be treated as an amendment or modification to any Company Benefit Plan, Collective Agreement or any other employee benefit plan, program, agreement or arrangement of Parent, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective Affiliates.

Section 7.13 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent (including, following the Effective Time, the Surviving Corporation) to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to make the Offer and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 7.14 Financing Matters.

(a) The Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ Representatives to, at Parent’s sole cost and expense, provide all cooperation that is reasonably requested by Parent to assist Parent in the arrangement of any third-party debt or equity financing (including the financing contemplated by the Commitment Letter) for the purpose of Transaction Amounts (the “Financing”), including, without limitation: (i) as promptly as reasonably practicable, furnishing to Parent and the Financing Parties the Required Information and such other information relating to the Company and its Subsidiaries customary or reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing or otherwise in connection with the marketing or placement of the Financing (it being understood and agreed that such material shall be deemed furnished if it is filed by the Company with the SEC and available on the SEC’s EDGAR website) (“Financing Offering Materials”); (ii) cooperating with the marketing efforts of Parent and the Financing Parties, including using commercially reasonable efforts to participate in a reasonable number of requested meetings with the parties acting as lead underwriters, arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Company’s and any of the Company Subsidiaries’ senior management and Representatives, presentations, roadshows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing; (iii) using commercially reasonable efforts to cause the Company’s and any of its Subsidiaries’ independent accountants, as reasonably requested, to provide reasonable assistance to Parent consistent with their customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company and the Company Subsidiaries in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or the Exchange Act, and to provide any “comfort letters” (including drafts thereof) necessary and reasonably requested by Parent in connection with any capital markets transaction comprising a part of the Financing (which such accountants would be prepared to issue at the time of pricing and at closing of any offering or placement of the Financing), in each case, on customary terms and consistent with their customary practice) and to participate in reasonable and customary due diligence sessions; and (iv) to the extent that the Company or any of Company Subsidiaries are to be party to the Financing following the occurrence of the Effective Time, (x) facilitating and assisting with the execution and delivery at the Closing of definitive documents (including loan agreements, customary guarantee documentation (if applicable) and other applicable loan documents) related to the Financing, and (y) to the extent requested by the Financing Parties at least ten (10) Business Days prior to the Closing Date, providing to the Financing Parties at least three (3) Business Days prior to the Closing Date all customary and reasonable documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended.

(b) Notwithstanding anything to the contrary, nothing in Section 7.14(a) shall require such cooperation to the extent it would (A) unreasonably disrupt or interfere with the business or operations of the Company or the Company Subsidiaries or the conduct thereof, (B) require the Company or any of the Company Subsidiaries to (x) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Financing, prior to the occurrence of the Acceptance Time (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Company Subsidiary therefor), or (y) incur any liability in connection with the Financing that is effective prior to the occurrence of the Acceptance Time, (C) require the Company or any of the Company Subsidiaries to enter into any instrument or agreement (other than customary authorization and management representation letters), or agree to any change or modification to any instrument or agreement, that is effective prior to the occurrence of the Acceptance Time or that would be effective if the Acceptance Time does not occur, (D) require the Company or the Company Subsidiaries to prepare pro forma financial statements, (c) subject any director, officer, manager employee, accountant, legal counsel or other Representative of the Company or the Company Subsidiaries to any personal Liability, (F) in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the contravention of, or would reasonably be expected to result in a violation or breach of, or a default under, the Company’s organizational documents or any Company Subsidiary’s organizational documents, any Applicable Laws where such violation or breach would reasonably be expected to cause a material and adverse effect on the business of the Company and the Company Subsidiaries or under any Material Contract where such violation or breach would reasonably be expected to cause a material and adverse effect on the business of the Company and the Company Subsidiaries or (y) require the Company to provide access to or disclose information that the Company reasonably determines would result in a loss or waiver of attorney-client privilege of the Company or Company Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (F), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection), (G) require the Company or any Company Subsidiary (or board of directors or similar governing body thereof) to adopt any resolution or take any similar actions approving any Financing that are not conditioned upon or contemplated to be effective prior to the occurrence of the Closing, or (H) require any of the Company or any Company Subsidiary to take any action that would (1) violate any applicable confidentiality obligation of Company or any Company Subsidiaries that is in effect as of the date hereof, is binding with respect to such information, and for which consent to disclosure has not been obtained (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves compliance with such confidentiality obligation) or (2) directly result in any condition to Closing to fail to be satisfied by the End Date or otherwise directly result in a breach of this Agreement by Company’s or any Company Subsidiary.

(c) Without limiting the foregoing clause, Parent agrees, promptly upon request, to reimburse the Company and its Subsidiaries for all of their reasonable out-of-pocket costs, fees and expenses (including reasonable out-of-pocket fees and disbursements of counsel) in connection with the Financing promptly following the incurrence thereof (but excluding any costs, fees and expenses of preparing the Required Information, which shall not be reimbursed). Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives (including reasonable out-of-pocket fees and disbursements of counsel) from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties of any type actually suffered or incurred by any of them in connection with any action taken, or cooperation provided, by the Company or the Company Subsidiaries or any of their respective Representatives at the request of Parent pursuant to Section 7.14(a) and/or otherwise at Parent’s written request in connection with the Financing and/or the provision of information utilized in connection therewith (other than information provided in writing by or on behalf of the Company or any of the Company Subsidiaries specifically for use in connection with the Financing); in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s, any of the Company Subsidiaries’ or any of their respective Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable, in each case, as determined in a final, non-appealable decision from a court of competent jurisdiction.

(d) Notwithstanding this Section 7.14 or anything else in this Agreement, each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing nor to any of its other obligations under this Agreement.

(e) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, provided such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and on such other customary terms and conditions as the Company shall reasonably impose.

(f) Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, Parent shall be permitted to share all information subject to such agreements with its actual or potential financing sources (including agents, arrangers, initial purchasers or underwriters and other Financing Parties) and their Representatives in connection with a Financing, subject to confidentiality undertakings customary for Financing transactions of the same type as such Financing) by such actual or potential financing sources for such Financing with respect thereto.

(g) The Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to update any Required Information provided to Parent and the Financing Parties as may be necessary so that such Required Information meets the applicable requirements set forth in the definition of “Required Information,” such Required Information does not , taken as a whole, contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading, such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities to the extent applicable hereto, and the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings of registered debt securities. The Company will notify Parent if any of the Required Information or any other information provided pursuant to this Section 7.14 is found to have contained any untrue statement of a material fact or to have omitted to state a material fact necessary in order to make the statements contained therein not materially misleading.

(h) If Parent reasonably requests, the Company will file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the company Subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary “public side” offering or marketing document in each case in connection with the Financing.

(i) Parent shall use commercially reasonable efforts to give the Company an opportunity to review any marketing materials in connection with the Financing that identify the Company or any of its Subsidiaries by name, prior to the dissemination of such materials to any actual or potential Financing sources. .

(j) Following the Company’s request from time to time, Parent shall provide the Company an update regarding any material developments in respect of any Financing.

(k) The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions required to facilitate the termination of commitments in respect of the Company Credit Agreement, repayment in full of all obligations in respect of such Indebtedness (other than contingent obligations for which no claims have been made as of such repayment) and release of any Liens securing such Indebtedness and guarantees in connection therewith at the Acceptance Time. In furtherance and not in limitation of the foregoing, the Company and the Company Subsidiaries shall use reasonable best efforts to deliver to Parent by the Acceptance Time a payoff letter and related release documentation with respect to the Company Credit Agreement (collectively, “Payoff Letter”) in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Acceptance Time, be released and terminated (and shall evidence and effect such termination (including of record)); provided, that Parent shall provide, or cause to be provided, all funds required to effect such repayment at or prior to the Acceptance Time.

ARTICLE VIII

Conditions Precedent

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) Merger Sub shall have “consummated” (as defined in Section 251(h) of the DGCL) the Offer; and

(b) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and prevents, makes illegal or prohibits the consummation of the Merger (collectively, the “Legal Restraints”).

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Acceptance Time (except to the extent expressly provided in this Section 9.01):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) the Acceptance Time shall not have occurred on or before September 10, 2024 (as such date may be extended pursuant to this Section 9.01(b)(i), the “End Date”); or (B) the Offer is terminated or withdrawn pursuant to its terms without any shares of Company Common Stock being purchased thereunder; provided that (x) if on September 10, 2024 the conditions set forth in clause(s) (b)(i), (b)(ii) or (b)(iii) of Annex I (in the case of (b)(iii), solely with respect to Regulatory Laws) shall not have been fulfilled, then the Company or Parent may, by written notice to the other party, extend the End Date from such date to March 10, 2025, which shall then be the End Date for all purposes under this Agreement, and (y) the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the primary cause of the failure of the Acceptance Time to have occurred on or before the End Date or failure of the Acceptance Time to have occurred, as the case may be; or

(ii) if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final Law or Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger; provided that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of the issuance of or failure to lift such Legal Restraint;

(c) by the Company, at any time prior to the Acceptance Time, if (i) there has been any breach or violation of any representation or warranty of Parent or Merger Sub contained in this Agreement which breach or violation shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or (ii) Parent or Merger Sub shall not have complied with or performed in all material respects each covenant and obligation that Parent or Merger Sub is required to comply with or perform at or prior to the Expiration Date, and, in each case, which is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(c) if the Company is then in breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement and such breach would give rise to a failure of an Offer Condition to be satisfied;

(d) by the Company prior to the Acceptance Time, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.03(d)(i); provided that the Company pays the Termination Fee prior to or simultaneously with such termination and has complied in all material respects with its obligations under Section 6.03;

(e) by Parent, at any time prior to the Acceptance Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which breach or violation would give rise to the failure of any of the conditions set forth in clause(s) (b)(iv), (b)(v) or (b)(viii) of Annex I and which such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date and (ii) thirty (30) days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement and such breach would give rise to a Parent Material Adverse Effect;

(f) By Parent, at any time prior to the Acceptance Time, if an Adverse Recommendation Change shall have occurred; provided that any such termination must occur within the earlier of the Business Day prior to the End Date and twenty (20) Business Days following the Company notifying Parent of such Adverse Recommendation Change; or

(g) by the Company, if, for any reason (i) Merger Sub shall have failed to commence the Offer by the date that is twenty (20) Business Days after the date of this Agreement without the Company’s prior written consent; provided, that the Company may not terminate this Agreement pursuant to the foregoing if the Company’s breach of its obligations under this Agreement has been the proximate cause of or resulted in such failure, or (ii) Merger Sub shall have terminated the Offer prior to its Expiration Date (as such Expiration Date may be extended and re-extended in accordance with Section 1.01(c)), other than in accordance with this Agreement, or shall have failed to accept irrevocably for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the Expiration Date by the end of the period specified in Section 1.01(e), other than in accordance with this Agreement.

Section 9.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01, written notice thereof shall be given to the other party or parties specifying the provisions of Section 9.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub; provided that the Confidentiality Agreement, Section 1.01(d), the last sentence of Section 7.02(a), this Section 9.02, Section 9.03 and Article X, shall each survive such termination; and provided, further, that, subject to Section 9.03(d) such termination shall not relieve any party of liability and each party shall remain liable for losses resulting from any Fraud or Willful Breach of this Agreement prior to or in connection with such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) which, in the case of liabilities or damages payable by Parent or Merger Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders (including lost stockholder premium), which shall be deemed in such event to be damages of the Company.

Section 9.03 Fees and Expenses.

(a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger, the Offer, the Parent Stock Issuance and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent the Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 9.01(d) or Parent terminates this Agreement pursuant to Section 9.01(f); or

(ii) (A) an Alternative Proposal shall have been publicly announced or publicly known after the date of this Agreement and not publicly withdrawn prior to termination; (B) this Agreement is terminated pursuant to Section 9.01(b)(i) or Section 9.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with respect to any Alternative Proposal, the Company Board recommends an Alternative Proposal to the Company stockholders or any Alternative Proposal is consummated; provided, however, that for purposes of this Section 9.03(b)(ii), the references to twenty percent (20%) in the definition of “Alternative Proposal” shall be deemed to be references to fifty percent (50%).

Any Termination Fee due under this Section 9.03(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 9.01(d)) and (y) in the case of clause (ii) above, on the earlier of the date of entry into a definitive agreement or the date of consummation of an Alternative Proposal as referred to in clause (ii)(C) above. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) The parties acknowledge and agree that the agreements contained in Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee due pursuant to this Section 9.03 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a Legal Proceeding which results in an Order against the Company for such amounts or any portion thereof, the Company shall pay to Parent or Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(d) Notwithstanding anything to the contrary in this Agreement, upon the termination of this Agreement under circumstances in which the Termination Fee is payable by the Company pursuant to this Section 9.03, Parent’s right to receive the Termination Fee pursuant to this Section 9.03 (and any interest contemplated by Section 9.03(c)) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its Affiliates, as applicable, against the Company and the other Company Related Parties and their Representatives, for any liabilities or damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or otherwise as a result of or under this Agreement for any reason whatsoever, including in respect of any breach of, or inaccuracy in, the Company’s covenants, agreements, representations and warranties in this Agreement, and upon payment of the Termination Fee in accordance with this Section 9.03 (and any interest contemplated by Section 9.03(c)), none of the Company or any such other persons shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby except in the event of Fraud.

(e) Except as otherwise provided in Section 3.02(c) or Section 3.02(g), all transfer, documentary, stamp, registration and other similar Taxes (including any penalties and interest imposed thereon) imposed in connection with the Merger shall be borne by Parent, Merger Sub or the Company and expressly shall not be a liability of the holders of Company Common Stock. Parent, Merger Sub or the Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes.

Section 9.04 Amendment. This Agreement may be amended by the parties at any time prior to the Acceptance Time, but only by an instrument in writing signed on behalf of each of the parties.

Section 9.05 Extension; Waiver. At any time prior to the Acceptance Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement (other than the Minimum Condition) as provided herein. No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby. No failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall constitute a waiver of such rights.

ARTICLE X

General Provisions

Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger (including with respect to the accuracy or completeness of any information provided by or on behalf of Parent or Merger Sub), and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b) Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger (including with respect to the accuracy or completeness or any information provided by or on behalf of the Company), and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article V, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and, if made, such representation or warranty must not be relied upon by Parent or by Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, whether made prior to or after the date hereof, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition and operations of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger and the Offer, each of Parent and Merger Sub has relied on the results of its own independent review and analysis (in addition to the representation and warranties set forth in Article V).

Section 10.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (with confirmed receipt, which confirmation shall be provided by the recipient if so requested); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth (5) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 10.03:

if to Parent or Merger Sub, to:

The J. M. Smucker Company

One Strawberry Lane

Orville, Ohio 44667

Email:         jeannette.knudsen@jmsmucker.com;

                     Peter.Farah@jmsmucker.com

Attention:   Jeannette Knudsen, Chief Legal Officer and Secretary;

                    Peter Farah, Vice President, ESG, Deputy General Counsel

                    and Assistant Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Steven A. Rosenblum

                    Ronald C. Chen

Facsimile:   212-403-2221

Email: SARosenblum@WLRK.com; RCChen@wlrk.com

if to the Company, to:

Hostess Brands, Inc.

7905 Quivira Road

Lenexa, Kansas, 66215

Email: jsebree@hostessbrands.com

Attention: Jolyn J. Sebree, General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Howard A. Kenny; R. Alec Dawson and Andrew L. Milano

Facsimile: (212) 309-6001

Email: howard.kenny@morganlewis.com;

alec.dawson@morganlewis.com; andrew.milano@morganlewis.com

Section 10.04 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other anti-corruption or anti-money laundering or campaign finance applicable Law.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Credit Agreement” means that certain First Lien Credit Agreement, dated as of June 30, 2023, among HB Holdings, LLC, Hostess Brands, LLC, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto from time to time.

“Company 401(k) Plan” means the Hostess Brands, LLC 401(k) Plan.

“Company Benefit Plans” means, collectively, (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether written or unwritten, that is or has been adopted, maintained or sponsored by the Company or any Company Subsidiary or which the Company or any Company Subsidiary participates in, is a party or contributes to or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any liability; and (b) each other compensation or employee benefit plan, program, practice, policy, arrangement or agreement, whether written or unwritten, including any equity option, equity purchase, equity appreciation right or other equity or equity-based incentive, cash bonus or incentive compensation, relocation, change in control, retention, retirement or supplemental retirement, deferred compensation, profit-sharing, unemployment, severance, termination pay, welfare, hospitalization or medical, life, accidental death and dismemberment, long- or short-term disability, workers’ compensation, fringe benefit or other benefit or remuneration, pension, employee loan or other similar compensation or employee benefit plan, program, practice, policy, arrangement or agreement for any current or former employee or director of, or other individual service provider to, the Company or any Company Subsidiary that is adopted, maintained or sponsored by the Company or any Company Subsidiary, or which the Company or any Company Subsidiary participates in, is a party or contributes to, or with respect to which the Company or any Company Subsidiary could reasonably be expected to have any liability, excluding in each case, ordinary course offer letters which do not provide for any severance or termination benefits.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent on the date hereof regarding certain exceptions to the representations and warranties set forth in Article V and certain other matters provided in this Agreement; it being understood and agreed that any disclosure set forth in one section or subsection of Article V of the Company Disclosure Letter shall be deemed to be disclosed by the Company for any other section or subsection of Article V to the extent it is reasonably apparent on its face that such disclosure is relevant to such other section or subsection of Article V.

“Company ESPP” means the Company’s 2022 Employee Stock Purchase Plan, as may be amended from time to time.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (b) the ability of the Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that solely with respect to the preceding clause (a), none of the following, and no Effect to the extent arising from the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the United States economy, or any other national or regional economy or the global economy generally; (ii) political conditions in the United States or any other country or region in the world, acts of war, terrorism or epidemics, pandemics (including COVID-19) or natural disasters (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region of the world; (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (v) changes in any Laws or Orders issued by any Governmental Entity (or interpretation or enforcement thereof); (vi) changes generally affecting the industries in which the Company and the Company Subsidiaries operate; (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the Company Common Stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of the Company Subsidiaries (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (viii) the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby; (ix) Transaction Litigation or any suit, action or other proceeding relating to Dissenting Shares; (x) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation; and (xi) any action required to be taken or omitted by the Company pursuant to this Agreement (other than any action or failure to take any action pursuant to Section 6.01) or taken or omitted at the express written request of Parent or Merger Sub, or from any action taken by Parent or Merger Sub; provided, however, that the foregoing clauses (i), (ii), (iii), (iv), (v) or (vi) and any Effect arising therefrom may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.

“Company Registered Intellectual Property” means all (a) issued Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks (including domain names and social media accounts); and (c) registered Copyrights and applications for Copyright registration, in each case of clauses (a)–(c), that are owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Related Parties” means, collectively, the Company and the Company Subsidiaries and any of their or their Affiliates’ respective direct or indirect former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other Representatives or successors or assignees of any of the foregoing.

“Company RSU” means any restricted stock unit awarded under the Company Stock Plans that is not a Performance-Vesting Award.

“Company Severance Plan” means the Amended and Restated Key Executive Severance Plan in effect on the date hereof.

“Company Stock Award” means each Company Stock Option, Company RSU, and Performance-Vesting Award, issued under the Company Stock Plan.

“Company Stock Option” means any option to purchase Company Common Stock granted under the Company Stock Plan.

“Company Stock Plan” means the Company’s Amended and Restated 2016 Equity Plan, as may be amended from time to time; provided, for the avoidance of doubt, the Company ESPP is not a Company Stock Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means that certain confidentiality agreement by and between Parent and the Company, dated as of July 9, 2023.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“COVID-19” means SARS-CoV-2 and/or COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DOJ” means the U.S. Department of Justice.

“Environmental Laws” means applicable Laws governing pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), worker health and safety, or the production, manufacture, use, storage, treatment, processing, distribution, transportation, disposal, handling, emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Environmental Permits” means any Permit required by Environmental Laws for the business of the Company and the Company Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Financing Parties” means each financing provider (including each underwriter, initial purchaser, agent and arranger) that commits to provide Parent or any of its Subsidiaries Financing (the “Financing Entities”), and their respective Representatives and other Affiliates; provided, that Parent shall not be a Financing Party.

“Food Laws” means all Laws governing the preparation, formulation, development, manufacturing, packing, holding, shipping, selling, distributing, using, labeling, licensing, importing, exporting, advertising, marketing and promotion of food, including the Federal Food, Drug and Cosmetic Act (“FDCA”), the Organic Foods Production Act of 1990, the Federal Trade Commission Act, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, including all registration and recordkeeping requirements, the Food Allergen Labeling and Consumer Protection Act of 2004, the Nutrition Labeling and Education Act of 1990, the USDA Bioengineered Food Disclosure Rule, the Consumer Packaging and Labelling Act (Canada), the Food and Drugs Act (Canada), any other similar applicable foreign, federal, state, or local Law, and any implementing regulation of the U.S. Food and Drug Administration (“FDA”), the U.S. Department of Agriculture, the FTC, California’s Office of Environmental Health Hazard Assessment, the Canadian Food Inspection Agency, Health Canada, the Canada Competition Bureau, the Secretariat of Agriculture, Livestock, Rural Development, Fisheries and Food and any other similar federal, state, or local Governmental Entity (collectively, “Food Authorities”).

“Fraud” means Delaware common law intentional fraud solely in the representations and warranties contained in this Agreement.

“FTC” means the U.S. Federal Trade Commission.

“Hazardous Substances” means any pollutant, contaminant, chemical, petroleum (including any fraction, derivatives, by-products thereof and petroleum hydrocarbons), asbestos or asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls, or toxic, radioactive, ignitable, corrosive, reactive, infectious, disease-causing or hazardous substance, material, waste, chemicals or agent, including all substances, materials, wastes, chemicals or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, any Environmental Law.

“Indebtedness” means, with respect to any Person (the “Reference Person”), without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person, (iv) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (v) the deferred purchase price of goods or services (other than trade payables or accruals or other current liabilities, in each case, arising in the ordinary course of business), including any “earn-out” payments, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business, (vi) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or any other derivative transactions or agreements, (vii) any guarantee by the Reference Person of (or similar commitment by the Reference Person regarding) any of the foregoing of another Person or (viii) any of the foregoing of another Person secured by Liens or properties of the Reference Person; provided that Indebtedness shall not include any intercompany indebtedness owing between or among the Company and/or any of its Subsidiaries.

“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, of every kind and description throughout the world, including rights in and to (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, discoveries and improvements, whether or not patentable (“Patents”); (ii) trademarks, service marks, trade names, domain names, business names, corporate names, d/b/a names, social media accounts, logos, slogans, trade dress, designs and any other designations of source or origin, together with the goodwill associated with any of the foregoing (“Trademarks”); (iii) copyrights and copyrightable subject matter, including moral rights (“Copyrights”); (iv) rights in software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (v) trade secrets, discoveries, concepts, ideas, research and development, know-how, recipes, formulae, marketing and technical information, financial information, non-public product specifications, compositions, inventions (whether or not patentable), processes, formulae, models and methodologies and any other confidential or proprietary information (“Trade Secrets”); (vi) any similar corresponding or equivalent rights to any of the foregoing anywhere in the world; and (vii) all applications and registrations for any of the foregoing.

“Intercompany Contract” means any Contract solely between or among the Company and any Company Subsidiaries or between or among Company Subsidiaries.

“IT Systems” means all software, firmware, hardware (including computers, servers, databases, peripheral devices and telecommunications devices), networks, interfaces, platforms and related systems, in each case, whether owned, leased, licensed or otherwise used by the Company or any of the Company Subsidiaries.

“ITA” means the Income Tax Act (Canada).

“Knowledge” means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the individuals listed on Section 10.04 of the Company Disclosure Letter, and (ii) in the case of the Knowledge of Parent and Merger Sub, the actual knowledge of the individuals listed on Section 10.04 of the Parent Disclosure Letter, in each case, after conducting a reasonable inquiry of such individual’s direct reports.

“Legal Proceeding” means any claim, action, suit, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), investigation, hearing, inquiry audit or examination, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.

“Liens” means any pledge, lien, easement, right-of-way, encroachment, option, covenant, condition, deed of trust, restriction, charge, mortgage, encumbrance, right of first refusal or first offer, preemptive right, transfer restriction, security interest or other right or restriction or title defect of any nature.

“made available to the Company” means that such information, document or material was delivered to the Company or the Company’s Representatives via electronic mail at least one (1) day prior to the date hereof.

“made available to Parent” means that such information, document or material was (a) delivered to Parent or Parent’s Representatives via electronic mail or (b) made available for review by Parent or Parent’s Representatives in the virtual data room maintained by the Company in connection with this Agreement, in each case, at least one (1) day prior to the date hereof.

“Merger Consideration Value” means an amount of cash equal to the sum of (i) the Cash Consideration plus (ii) the product obtained by multiplying (x) the Stock Consideration by (y) the Parent Trading Price.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Parent Disclosure Letter” means the disclosure letter delivered by the Parent to the Company on the date hereof.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any Effect that, individually or in the aggregate with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Parent Related Parties” means, collectively, Parent, Merger Sub and their respective Affiliates, or any of their or their Affiliates’ respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other Representatives or successors or assignees of any of the foregoing.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under the Parent Stock Plan.

“Parent Stock Plans” means the 2020 Equity and Incentive Compensation Plan and the 2010 Equity and Incentive Compensation Plan.

“Parent Subsidiary” means any Subsidiary of Parent.

“Parent Trading Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the NYSE, for the consecutive period of ten (10) trading days beginning on the thirteenth trading day immediately preceding the Closing Date and concluding at the close of trading on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP.”

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Performance-Vesting Award” means each restricted stock unit award under the Company Stock Plan the vesting of which is conditioned, in whole or in part, on the attainment of performance goals.

“Permits” means licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), variances, expirations, and terminations of any waiting period requirements, qualifications, accreditations, and other approvals and authorizations of any Governmental Entity.

“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of Law in the ordinary course of business consistent with past practice; (b) Liens for Taxes that are not due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) requirements and restrictions of zoning, building, planning and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the market value or marketability of the impacted property or the business of the Company and the Company Subsidiaries as currently conducted; (d) with respect to Leased Real Property, statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) deposits made in the ordinary course of business consistent with past practice to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising, in each case, in the ordinary course of business consistent with past practice; (f) recorded Liens or unrecorded easements, rights of way, covenants and other similar encumbrances or defects or imperfections of title that do not in any instance secure an obligation to pay money and do not materially impair the use, operation or occupancy of the Real Property by the Company or applicable Company Subsidiary or materially detract from the value of the Real Property or impact the marketability of such property based upon its current use; (g) any Lien arising pursuant to, or as a result of, the Merger, the Agreement or any other transactions contemplated thereby; or (h) Liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Filed Company SEC Documents.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Personal Data” means any data or information that constitutes “personal data,” “personal information” or “personally identifiable information,” or that is otherwise protected, under applicable Law or any policy of the Company or any of the Company Subsidiaries relating to privacy.

“Privacy Laws” means all Laws worldwide relating to data privacy, information privacy, data protection, information security, cybersecurity, breach response, or data transfer, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all Laws implementing it, the California Consumer Privacy Act of 2018 (and its regulations), Children’s Online Privacy Protection Act, state data breach notification Laws, state data security Laws and state social security number protection Laws.

“Process,” “Processing” or “Processed” means any operation or set of operations which is performed upon data, by any means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions (i) having the purpose or effect of monopolization or restraint of trade, (ii) lessening of competition through merger or acquisition (including, but not limited to, merger control Laws of any foreign jurisdiction), or (iii) involving foreign direct investment.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representative” of any Person means the directors, officers, managers, employees, consultants, legal counsel, financial advisors, agents and other representatives of such Person.

“Required Information” means: (i) for the Company (a) GAAP audited consolidated balance sheets and related statements of consolidated operations, comprehensive income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 60 days prior to the Closing Date and (b) GAAP unaudited consolidated balance sheets and related unaudited statements of consolidated operations, comprehensive income, shareholder’s equity and cash flows for each subsequent interim fiscal quarter ended at least 40 days before the Closing Date; (ii) all information regarding the Company and each of the Company Subsidiaries necessary, desirable or customary in order to permit Parent to prepare pro forma financial statements in accordance with GAAP and Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended, for use in any offering materials in connection with the Financing; (iii) all other financial statements (including audited statements), financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type that would be (A) required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities of the Company under the Securities Act at the relevant time of the applicable offering or placement of debt or other securities or (B) otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum), customary “comfort”; (iv) with respect to the Required Information described in the foregoing clauses (i)-(iii), drafts of customary comfort letters to the Financing Parties, including customary negative assurance comfort, from such independent auditors, and, at pricing of any offering, final comfort letters; and (v) such other pertinent and customary information regarding the Company and the Company Subsidiaries (including their assets) requested by Parent or Merger Sub to the extent that such information is required in connection with the Financing.

“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by the United States or territory-wide Sanctions Laws (currently Crimea, Donetsk, Luhansk, and Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person (a) subject to Sanctions Laws imposed by the United States, European Union or its member states, United Kingdom or other applicable jurisdiction, or the United Nations; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in clause (a) or (b).

“Sanctions Laws” means all national and supranational Laws, regulations, decrees, orders, or other acts with force of law of the United States, European Union or its member states, United Kingdom or other applicable jurisdiction, or United Nations Security Council resolutions concerning trade and economic sanctions including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing Person or body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is owned directly or indirectly by such first Person (either alone or through or together with any other Subsidiary).

“Tax Law” means any Law relating to Taxes.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax (including in each case any amendments thereof and any exhibit, schedule or statement attached thereto), and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, statement, report, schedule, form, information return or other document.

“Taxes” means all federal, state, local, and foreign taxes or other similar charges or assessments imposed by any Governmental Entity, including without limitation any income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, withholding, franchise, value added, stamp, occupation, licensing, recording, documentary, environmental, windfall profit, estimated, alternative or add-on minimum, and other taxes or other similar governmental charges or assessments in the nature of a tax, including taxes or other similar charges or assessments imposed pursuant to Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign Law, as a result of membership in an affiliated, consolidated, combined or unitary group, or under contract, as a transferee or successor or otherwise by operation of Law, together with all interest, penalties and additions imposed with respect to such amounts.

“Termination Fee” means $175,000,000.00

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

“Willful Breach” (or any variation thereof) means a material breach of any representation, warranty, agreement or covenant contained in this Agreement by a party hereto that is the consequence of an action undertaken or omission by the breaching party, with the actual knowledge that the taking of such action or omission would, or would reasonably be expected to, cause such material breach.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 10.05 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Annex or Exhibit, such reference shall be to an Article, a Section or an Annex or Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Annex or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (in accordance with the terms of this Agreement in the case of Contracts). Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrases “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual data room set up by the Company in connection with this Agreement at least one (1) Business Day prior to the date hereof. The parties have participated jointly in negotiating and drafting this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.07 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Annexes and Exhibits hereto), taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger, the Offer, the Parent Stock Issuance and the other transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided that (a) the provisions of Section 7.05 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party, his or her heirs and Representatives, (b) the rights of the Company’s stockholders to receive the Merger Consideration and of the holders of the Company’s equity and equity-based awards to receive the applicable consideration set forth in Section 3.04, as the case may be, following the Effective Time, each of which shall be for the benefit of, and shall be enforceable by, each such holder following the Effective Time, or (c) before the Effective Time, each stockholder of the Company shall be a third-party beneficiary of this Agreement for the purpose of pursuing claims for damages (including for the lost stockholder premium) under this Agreement in the event of a failure by Parent or Merger Sub to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the Expiration Date by the end of the period specified in Section 1.01(e) as required by this Agreement or otherwise to effect the Merger as required by this Agreement, or in the event of Fraud or Willful Breach of this Agreement by Parent or Merger Sub which has been the proximate cause of a failure of any of the Offer Conditions or the conditions to Closing from being satisfied; provided, that the rights granted pursuant to this clause (c) shall be enforceable by, and only by, the Company, in its sole and absolute discretion, on behalf of the stockholders of the Company, and any amounts received by the Company in connection therewith may be retained by the Company.

Section 10.09 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware (the “Chosen Courts”), in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement in the Chosen Courts and (v) agrees that each of the other parties shall have the right to bring any proceeding for enforcement of a judgment entered by the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the Chosen Courts in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.03. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, that Parent may, in its sole discretion, assign any of or all its rights, interests and obligations under this Agreement to any of its wholly owned Subsidiaries, provided that no such assignment shall relieve Parent of any of its obligations or agreements hereunder. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

Section 10.11 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is inequitable, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives any requirement under law to post a bond or other security as a prerequisite to obtaining such relief. The election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and/or damages for liability of Parent or Merger Sub for Fraud or

Willful Breach as provided in Section 9.01(f). Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

Section 10.12 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party) or (b) the Company (and not any other Company Related Party), in each case only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.

Section 10.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.13.

Section 10.14 Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any letter agreement or definitive documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Financing, (d) agrees that none of the Financing Parties shall have any liability to the Company or any of the Company Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Financing (subject to the last sentence of this Section 10.14), and (c) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.14 and that this Section 10.14 may not be amended in a manner materially adverse to the Financing Parties without the written consent of the Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 10.14 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Financing Party’s obligations to Parent under any letter agreement or definitive agreement relating to the Financing or, following the Acceptance Time, the rights of the Company and the Company Subsidiaries against the Financing Parties with respect to the Financing or any of the transactions contemplated thereby or any services thereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

THE J. M. SMUCKER COMPANY

By:	/s/ Tucker H. Marshall
Name: Tucker H. Marshall
Title: Chief Financial Officer

HOSTESS BRANDS, INC.

By:	/s/ Andrew P. Callahan
Name: Andrew P. Callahan
Title: President and CEO

SSF HOLDINGS, INC.

By:	/s/ Tucker H. Marshall
Name: Tucker H. Marshall
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 6.03(f)(iii)
Acceptance Time	Section 1.01(e)
Adverse Recommendation Change	Section 6.03(a)
Affiliate	Section 10.04
Agreement	Preamble
Alternative Proposal	Section 6.03(f)(i)
Anti-Corruption Laws	Section 10.04
Business Day	Section 10.04
Canadian Competition Act	Section 4.03
Cash Consideration	Section 1.01(a)
Certificate	Section 3.02(b)
Certificate of Merger	Section 2.03
Chosen Courts	Section 10.09(b)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 10.04
Collective Agreement	Section 5.18(a)
Commissioner	Section 7.03(a)
Company	Preamble
Company 401(k) Plan	Section 10.04
Company Benefit Plans	Section 10.04
Company Board	Recitals
Company Recommendation	Section 5.04
Company Bylaws	Section 5.01
Company Capital Stock	Section 5.03(a)
Company Charter	Section 5.01
Company Common Stock	Recitals
Company Credit Agreement	Section 10.04
Company Credit Facility Termination	Section 7.14(g)
Company Disclosure Letter	Section 10.04
Company Employee	Section 7.12(a)
Company ESPP	Section 10.04
Company Financial Advisor	Section 5.27
Company Intellectual Property	Section 10.04
Company Material Adverse Effect	Section 10.04
Company Notice	Section 6.03(d)(1)
Company Registered Intellectual Property	Section 10.04
Company Related Parties	Section 10.04

Company RSU	Section 10.04
Company SEC Documents	Section 5.06(a)
Company Severance Plan	Section 10.04
Company Stock Award	Section 10.04
Company Stock Option	Section 10.04
Company Stock Plans	Section 10.04
Company Subsidiary	Section 10.04
Company Voting Debt	Section 5.03(b)
Confidentiality Agreement	Section 10.04
Consent	Section 4.04(b)
Contract	Section 4.04(a)
Contributor	Section 5.16(f)
Controlled Group Liability	Section 10.04
Copyrights	Section 10.04
Data Privacy Requirements	Section 5.17
Delaware Secretary	Section 10.04
DGCL	Recitals
Dissenting Shares	Section 3.03(a)
DOJ	Section 10.04
Effect	Section 10.04
Effective Time	Section 2.03
End Date	Section 9.01(b)(i)
Environmental Laws	Section 10.04
Environmental Permits	Section 10.04
ERISA	Section 10.04
ERISA Affiliate	Section 10.04
Exchange Act	Recitals
Exchange Agent	Section 3.02(a)
Exchange Agent Agreement	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Expiration Date	Section 1.01(c)
FDA	Section 10.04
FDCA	Section 10.04
Filed Company Contract	Section 5.14(a)
Filed Company SEC Documents	Article V
Final Offering	Section 3.04I
Financing	Section 7.14(a)
Financing Parties	Section 10.04
Financing Entities	Section 10.04
Food Authorities	Section 10.04
Food Law	Section 10.04

Form S-4	Section 1.01(f)(ii)
Fractional Share Payout	Section 3.01(c)
Fraud	Section 10.04
FTC	Section 10.04
GAAP	Section 4.05(b)
Governmental Approvals	Section 7.03(a)
Governmental Entity	Section 4.04(b)
Hazardous Substances	Section 10.04
HSR Act	Section 4.04(b)
Indebtedness	Section 10.04
Indemnified Person	Section 7.05(a)
Initial Expiration Date	Section 1.01(c)
Intellectual Property Rights	Section 10.04
IRS	Section 5.10(a)
ITA	Section 10.04
IT Systems	Section 10.04
Knowledge	Section 10.04
Labor Union	Section 5.18(a)
Latest Balance Sheet	Section 5.06(c)
Latest Balance Sheet Date	Section 5.06(c)
Latest Parent Balance Sheet	Section 4.05(c)
Latest Parent Balance Sheet Date	Section 4.05(c)
Law	Section 4.04(a)
Leased Real Property	Section 5.15(b)
Legal Proceeding	Section 10.04
Legal Restraints	Section 8.01(b)
Letter of Transmittal	Section 3.02(b)
Liens	Section 10.04
Major Customer	Section 5.24
Major Reseller	Section 5.24
Major Supplier	Section 5.24
Material Contract	Section 5.14(b)
Maximum Amount	Section 7.05(b)
Merger	Recitals
Merger Consideration	Section 3.01(c)
Merger Consideration Value	Section 10.04
Merger Sub	Preamble
Merger Sub Common Stock	Section 3.01
Minimum Condition	Annex I
Multiemployer Plan	Section 5.10(c)
NASDAQ	Section 10.04

NYSE	Section 4.04(b)
Notice Period	Section 6.03(d)(1)
Offer	Recitals
Offer Conditions	Section 1.01(a)
Offer Consideration	Section 1.01(a)
Offer Documents	Section 1.01(f)
Offer to Purchase	Section 1.01(a)
Off-the-Shelf Software	Section 5.14(b)
Order	Section 4.04(a)
Owned Real Property	Section 5.15(a)
Parent	Preamble
Parent 401(k) Plan	Section 7.12(f)
Parent Board	Recitals
Parent Disclosure Letter	Section 10.04
Parent Capital Stock	Section 4.02(a)
Parent Common Stock	Section 1.01(a)
Parent Consent	Section 4.03
Parent DSU Awards	Section 4.02(a)
Parent Governing Documents	Section 4.01
Parent Material Adverse Effect	Section 10.04
Parent Preferred Stock	Section 4.02(a)
Parent PSU Awards	Section 4.02(a)
Parent Related Parties	Section 10.04
Parent Restricted Stock	Section 4.02(a)
Parent SEC Documents	Section 4.05(a)
Parent Stock Awards	Section 4.02(a)
Parent Stock Issuance	Recitals
Parent Stock Plans	Section 10.04
Parent Subsidiary	Section 10.04
Parent Trading Price	Section 10.04
Parent Voting Debt	Section 4.02(b)
Patents	Section 10.04
Patriot Act	Section 10.04
Payoff Letter	Section 7.14(g)
PCI DSS	Section 10.04
Performance-Vesting Award	Section 10.04
Permits	Section 10.04
Permitted Liens	Section 10.04
Person	Section 10.04
Personal Data	Section 10.04
Post-Closing Continuation Period	Section 7.12(a)

Pre-Closing Period	Section 6.01
Preferred Stock	Section 5.03(a)
Privacy Laws	Section 10.04
Privacy Policies	Section 6.01(n)
Process	Section 10.04
Real Estate Leases	Section 5.15(b)
Real Property	Section 5.15(b)
Regulatory Laws	Section 10.04
Release	Section 10.04
Representatives	Section 6.03(a)
Required Information	Section 10.04
Sanctioned Country	Section 10.04
Sanctioned Person	Section 10.04
Sanctions Laws	Section 10.04
Schedule 14D-9	Section 1.02(a)
Schedule TO	Section 1.01(f)
SEC	Section 10.04
Securities Act	Section 10.04
Security Incidents	Section 5.17(a)
SOX	Section 10.04
Stock Consideration	Section 1.01(a)
Subsidiary	Section 10.04
Superior Proposal	Section 6.03(f)(ii)
Surviving Corporation	Section 2.01
Tax Law	Section 10.04
Tax Returns	Section 10.04
Taxes	Section 10.04
Terminating Plan	Section 7.12(f)
Termination Fee	Section 10.04
Trade Secrets	Section 10.04
Trademarks	Section 10.04
Transaction Litigation	Section 7.06(c)
Treasury Regulations	Section 10.04
Willful Breach	Section 10.04
Withdrawal Liability	Section 10.04

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other terms or provisions of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c), to pay for any shares of Company Common Stock validly tendered (and not subsequently withdrawn) pursuant to the Offer if:

(a) Immediately prior to the Expiration Date there shall not have been validly tendered in the Offer (in the aggregate) and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not validly withdrawn that number of shares of Company Common Stock that, together with shares of Company Common Stock otherwise owned by Merger Sub or any of its “affiliates” (as such term is defined in Section 251(h) of the DGCL) equals a majority of the shares of Company Common Stock then issued and outstanding (the “Minimum Condition”); or

(b) At the Expiration Date, any of the following conditions shall not be satisfied (or have been waived):

(i) the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated;

(ii) (A) the Commissioner shall have issued an advance ruling certificate pursuant to subsection 102(1) of the Canadian Competition Act in respect of the transactions contemplated by this Agreement, or (B)(x) the waiting period prescribed by section 123 of the Canadian Competition Act shall have expired or been terminated early by the Commissioner, or the Commissioner shall have issued a waiver from notification under paragraph 113(c) of the Canadian Competition Act and (y) unless waived in writing by Parent, the Commissioner shall have confirmed in writing that he does not intend, at such time, to make an application under section 92 of the Canadian Competition Act in respect of the transactions contemplated by this Agreement;

(iii) no Law or Order of any Governmental Entity with competent jurisdiction shall be in effect which restrains, prohibits or otherwise makes illegal the consummation of the Offer or the Merger;

(iv) (A) each of the representations and warranties of the Company contained in Section 5.01, (except for the last sentence of Section 5.01), Section 5.03, Section 5.04, Section 5.08(a), Section 5.20, Section 5.27 and Section 5.28 of the Merger Agreement shall be true and correct in all respects as of the date made and as of the Expiration Date as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except, in the case of Section 5.03(a), to the extent that any inaccuracies in such Section would be de minimis, and (B) any other representations and warranties of the Company contained in the Merger Agreement shall be true and correct as of the date made and as of the Expiration Date (without giving effect to any references to any “Company Material Adverse

Effect” or other “materiality” qualifications) as though made on and as of the Expiration Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(v) the Company shall have complied with or performed in all material respects each covenant and obligation that the Company is required to comply with or to perform at or prior to the Expiration Date;

(vi) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Expiration Date to the effect that the conditions specified in paragraphs (b)(iv) and (b)(v) have been satisfied;

(vii) the Merger Agreement shall not have been validly terminated in accordance with its terms;

(viii) since the date hereof, no Company Material Adverse Effect shall have occurred;

(ix) the Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced; and

(x) the shares of Parent Common Stock to be issued in the Offer and the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 10, 2023 by and among Parent, Merger Sub and the Company.

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HOSTESS BRANDS, INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Hostess Brands, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 2. Indemnification and Advance of Expenses.

(a) Right to Indemnification. To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 2 of this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 2(a) of this Article VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 2 of this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Repeal; Amendment. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 2 of this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) No Limitation. Section 2 of this Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 2 of this Article VIII or otherwise.